UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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WESTWATER RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Westwater Resources, Inc. 6950 S. Potomac Street, Suite 300 Centennial, Colorado 80112 www.westwaterresources.net

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Westwater Resources, Inc.:

We will hold our 2020 Annual Meeting of Stockholders on April 28, 2020 at 9:00 a.m., local time, at our headquarters, located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112, to consider and vote upon the following matters:

1.Approve the issuance of shares of common stock to Lincoln Park Capital Fund pursuant to Nasdaq Listing Rule 5635(d).

2.Approve an amendment to our 2013 Omnibus Incentive Plan, as amended, to increase the authorized number of shares of common stock available and reserved for issuance under such plan by 350,000 shares, and to modify certain issuance limitations thereunder.

3.Elect as directors the five nominees named in the accompanying proxy statement.

4.Provide advisory approval of our executive compensation.

5.Ratify the appointment of Moss Adams LLP as our independent registered public accountant for 2020.

6.Transact such other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board has fixed the close of business on March 2, 2020 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.

Stockholders are cordially invited to attend the meeting in person. Whether or not you plan to be present at the meeting, you are requested to sign and return the enclosed proxy in the enclosed envelope, or vote all of your shares over the telephone or over the Internet, so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting. Please date and sign the enclosed proxy and return it promptly in the enclosed envelope, or vote over the telephone or Internet. Your vote is important.

By Order of the Board of Directors,

/s/ JOHN W. LAWRENCE

John W. Lawrence, Secretary

Centennial, Colorado

  March 3, 2020

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on April 28, 2020:
The Notice of Annual Meeting, Proxy Statement and 2019 Annual Report to Stockholders
are available at www.westwaterresources.net.

2020 PROXY STATEMENT SUMMARY

This summary highlights selected information contained in this proxy statement, but it does not contain all the information you should consider. We urge you to read the whole proxy statement and our 2019 Annual Report before you vote. This proxy statement is being made available to stockholders on or about March 3,  2020.

2020 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	April 28, 2020, at 9:00 a.m., local time

Record Date:	Monday, March 2, 2020

Place:	Westwater Corporate Headquarters
6950 South Potomac Street, Suite 300
Centennial, Colorado 80112

VOTING MATTERS AND BOARD RECOMMENDATIONS

Matter	Board Recommendation

1.Approval, pursuant to Nasdaq Listing Rule 5635(d), of the issuance of more than 19.99% of the Company’s issued and outstanding stock pursuant to a purchase agreement to be entered into between the Company and Lincoln Park Capital Fund, LLC within 90 days after the date of the 2020 Annual Meeting (page  6)

FOR
2.Approval of an increase in the number of shares available under our 2013 Omnibus Incentive Plan, along with increasing certain issuance limitations thereunder (page 10)	FOR
3.Election of five nominees to our Board of Directors (page 20)	FOR each Director Nominee
4.Advisory vote to approve our executive compensation (page 46)	FOR
5.Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2020 (page 47)	FOR

EXECUTIVE COMPENSATION HIGHLIGHTS

Our compensation program provides total direct compensation to our named executive officers (“NEOs”) that supports our philosophy of pay-for-performance and alignment of incentives between our management and stockholders. To that end, we have implemented the following policies and practices:

•

Responsive to Investors. At our 2018 and 2019 Annual Meetings, our say-on-pay proposal received support from only 45% and 39%, respectively, of the votes cast. In response, the Board of Directors and its Compensation Committee took the following actions:

•	maintained the base salaries for named executive officers (NEOs), in fiscal 2019 at the same level as fiscal 2018;
•	did not award short term incentive payouts for our executive team for fiscal 2018;
•

determined that the 2017 long term incentive restricted stock unit (“RSU”) awards did not meet the performance criteria in both fiscal 2018 and 2019, for failure of vesting conditions based on shareholder return and specific performance objectives, and a portion of the awards were forfeited;

•	restructured the Compensation Committee membership and leadership;
•

developed a survey for stockholders to specifically address equity-based executive compensation, posted that survey on the Company’s website in December 2019, and then collected the results of that survey and incorporated those results into executive compensation decision-making;

•	established specific goals and objectives for short-term incentive (STI) and long-term incentive (LTI) awards in early 2019; and
•	measured NEO performance (in January 2020) against the 2019 STIs.
•

Significant “At-Risk” Compensation. A significant portion of NEO compensation and bonus opportunities are based on performance and are not guaranteed, such as the foregone bonuses for 2018, the forfeited 2018 performance-based RSUs, and the reduced bonus payments for 2019 for the reasons discussed in the proxy statement.

•	No Perquisites. We do not provide any perquisites, whether cash or otherwise, to our CEO or other NEOs.

DIRECTORS OF THE COMPANY AND 2020 NOMINEES FOR DIRECTOR

			Committees
					Nominating	Safety,
		Director			and Corporate	Environment and
Name	Age	Since	Audit	Compensation	Governance	Public Affairs
Terence J. Cryan*	57	2017; 2006-16			Ch.
Christopher M. Jones	61	2013				Ch.
Marvin K. Kaiser* (1)	78	2007	Ch.	x	x
Tracy D. Pagliara*	57	2017	x	x	x
Karli S. Anderson*	46	2018	x	Ch.		x
Deborah A. Peacock* (2)	63	2020

*independent director

(1)	Mr. Kaiser is not a nominee for election at the 2020 Annual Meeting.
(2)

Ms. Peacock is presented as a  nominee for election to the Board at the 2020 Annual Meeting, and if approved by the stockholders her membership on the Board committees will be determined after the 2020 Annual Meeting.

TABLE OF CONTENTS

Page
PROXY STATEMENT 2020 ANNUAL MEETING OF STOCKHOLDERS	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
PROPOSAL 1: APPROVAL, PURSUANT TO NASDAQ LISTING RULE 5635(D), OF THE ISSUANCE OF MORE THAN 19.99% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK PURSUANT TO A PURCHASE AGREEMENT TO BE ENTERED INTO BETWEEN THE COMPANY AND LINCOLN PARK CAPITAL FUND, LLC WITHIN 90 DAYS FOLLOWING THE DATE OF THE 2020 ANNUAL MEETING	6
AGREEMENT WITH LINCOLN PARK	6
REQUIREMENT TO SEEK STOCKHOLDER APPROVAL	7
EXISTING PURCHASE AGREEMENT AND TIMING OF NEW PURCHASE AGREEMENT	7
EFFECT OF FAILURE TO OBTAIN STOCKHOLDER APPROVAL	8
REASONS FOR TRANSACTION AND EFFECT ON CURRENT STOCKHOLDERS	8
EFFECT OF APPROVAL	9
VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS	9
PROPOSAL 2: AMENDMENT TO OUR 2013 OMNIBUS INCENTIVE PLAN	10
REASONS FOR APPROVAL	11
BACKGROUND FOR APPROVAL OF ADDITIONAL SHARES	12
BACKGROUND FOR MODIFICATION OF ISSUANCE LIMITATIONS	13
DESCRIPTION OF THE 2013 OMNIBUS INCENTIVE PLAN	14
EQUITY COMPENSATION PLAN INFORMATION	17
FEDERAL INCOME TAX CONSEQUENCES	17
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	19
PROPOSAL 3: ELECTION OF DIRECTORS	20
DIRECTOR NOMINEES	21
CORPORATE GOVERNANCE	24
BOARD OF DIRECTORS	24
BOARD LEADERSHIP STRUCTURE	24
DETERMINATION OF 2020 DIRECTOR NOMINEES	24
DIRECTOR INDEPENDENCE	24
COMMUNICATIONS WITH THE BOARD	24
COMMITTEES OF THE BOARD	25
THE AUDIT COMMITTEE	25
THE COMPENSATION COMMITTEE	25
THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	26
THE HEALTH, SAFETY, ENVIRONMENT AND PUBLIC AFFAIRS COMMITTEE	27
CODE OF ETHICS	27
RELATED PARTY TRANSACTIONS	27
BOARD OVERSIGHT OF RISK MANAGEMENT	28
AUDIT COMMITTEE REPORT	28
DIRECTOR COMPENSATION	29
ANNUAL COMPENSATION	29
EXECUTIVES AND EXECUTIVE COMPENSATION	30
EXECUTIVE OFFICERS	30
COMPENSATION DISCUSSION AND ANALYSIS	30
EXECUTIVE SUMMARY	31
PHILOSOPHY AND OBJECTIVES OF OUR COMPENSATION PLAN	31
HOW EXECUTIVE COMPENSATION IS DETERMINED	32
2013 OMNIBUS INCENTIVE PLAN	33
ACTIONS TAKEN BY THE BOARD AND THE COMPENSATION COMMITTEE AS A RESULT OF THE FAILED SAY-ON-PAY PROPOSALS	34
EVALUATION OF NEO PERFORMANCE IN FISCAL 2019	37
TARGET TOTAL DIRECT COMPENSATION FOR FISCAL 2020	41
TAX TREATMENT	41
COMPENSATION COMMITTEE REPORT	42
2019 SUMMARY COMPENSATION TABLE	43
2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	43
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	43
EMPLOYMENT AGREEMENTS	44
PROPOSAL 4: ADVISORY APPROVAL OF COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	46
PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	47
AUDIT AND NON-AUDIT FEES	47
AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES	47
OWNERSHIP OF WESTWATER COMMON STOCK	48
OTHER BUSINESS	49
DELIVERY OF STOCKHOLDER DOCUMENTS	49
SOLICITATION OF PROXIES; PAYMENT OF SOLICITATION EXPENSES	49
ADJOURNMENTS AND POSTPONEMENTS	49
FUTURE STOCKHOLDER PROPOSALS	49
ANNUAL REPORT TO STOCKHOLDERS	50
APPENDIX A THIRD AMENDMENT TO WESTWATER RESOURCES, INC. 2013 OMNIBUS INCENTIVE PLAN	A-1
APPENDIX B WESTWATER RESOURCES, INC. 2013 OMNIBUS INCENTIVE PLAN AS AMENDED	B-1

i

Westwater Resources, Inc. 6950 S. Potomac Street, Suite 300 Centennial, Colorado 80112 www.westwaterresources.net

PROXY STATEMENT

2020 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by Westwater Resources, Inc. (“Westwater” or the “Company”) on behalf of its Board of Directors for the 2020 Annual Meeting of Stockholders (“Annual Meeting”).

Questions and Answers About the Annual Meeting

Q:   Why am I receiving this proxy statement?

A:   You are receiving this proxy statement because you have been identified as a holder of the Company’s common stock as of the close of business on March 2, 2020, the record date for the 2020 Annual Meeting of Stockholders.

Q:   When and where is the Annual Meeting?

A:   The Annual Meeting will take place on April 28, 2020 at 9:00 a.m., local time, at our headquarters, located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112.

Q:   What are holders of commons stock being asked to vote on?

A:   Holders of common stock are being asked to:

•

Proposal 1: Approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of more than 19.99 percent of the Company’s issued and outstanding shares of common stock to Lincoln Park Capital Fund, LLC pursuant to a purchase agreement to be entered into between the Company and Lincoln Park Capital Fund, LLC within 90 days after the 2020 Annual Meeting (the “Purchase Agreement”).

•

Proposal 2: Approve an amendment to the Westwater Resources, Inc. 2013 Omnibus Incentive Plan to increase the authorized number of shares of common stock available and reserved for issuance under such plan by 350,000 shares, and to modify certain issuance limitations thereunder;

•	Proposal 3: Elect as directors the five nominees named in this proxy statement.
•	Proposal 4: Provide advisory approval of our executive compensation.
•	Proposal 5: Ratify the appointment of Moss Adams LLP as our independent registered public accountant for 2020.

In addition, we may consider such other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Q:   Why is the Company seeking stockholder approval of the common stock issuance proposal?

A:   As a result of our listing on The Nasdaq Capital Market, issuances of our common stock are subject to the Nasdaq Marketplace Rules, including Rule 5635(d), which requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of more than 19.99 percent of our outstanding shares of our common stock (or securities convertible into or exercisable for shares of our common stock) at a price less than the lower of (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Nasdaq 20% Rule”).

Future sales under the Purchase Agreement may result in the issuance by us of more than 19.99% of our outstanding shares of our common stock, which requires stockholder approval for purposes of Nasdaq Listing Rule 5635(d). Accordingly, we are seeking approval from our stockholders of the proposed issuances of shares under the Purchase Agreement.

Q:   Why is the Company seeking an amendment to the 2013 Omnibus Incentive Plan?

A:   The Company has not awarded significant equity to officers, employees or non-employee directors for the last several years. This amendment will allow the Company to grant stock-based awards over the next several years to continue to align compensation with stockholder value.

Q:   Who is eligible to vote at the Annual Meeting?

A:   Holders of common stock as of the close of business on March 2, 2020, the record date for the Annual Meeting, or their duly authorized proxy holders, are eligible to vote. As of the close of business on the record date, there were 4,299,731 shares of common stock outstanding and entitled to vote at the Annual Meeting.

If you own shares that are registered in the name of someone else, such as a broker, bank or other nominee, you need to direct that organization to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting.

Q:   How many votes do stockholders have?

A:   Holders of common stock are entitled to cast one vote on each proposal properly brought before the Annual Meeting for each share of common stock that such holder owned at the close of business on the record date.

As of the record date, directors and executive officers of the Company as a group beneficially owned and were entitled to vote approximately 27,952 shares of common stock, representing less than 1% of the shares of common stock entitled to vote at the Annual Meeting. All of the directors and executive officers of the Company who are entitled to vote at the Annual Meeting have advised the Company that they intend to vote their shares of common stock in favor of each of the proposals, although such persons have not entered into agreements obligating them to do so.

Q:   What vote is required to approve each of the proposals?

A:   Assuming a quorum is present:

•

Election of Directors:  For Proposal 3, directors are elected by a plurality, and the five nominees for director who receive the most FOR votes at the Annual Meeting in person or by proxy will be elected to the Board. Abstentions, “broker non-votes” and shares that are voted “withhold” in regards to a director nominee will not be counted toward such nominee’s election and will have no effect on the outcome of the election.

•

All Other Proposals:  For the other proposals and any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, the affirmative vote of a majority of the votes cast on such proposals or other business at the Annual Meeting in person or by proxy is required for approval.  Abstentions and “broker non-votes” are not treated as cast either for or against any such proposals or other business, and therefore will not affect the outcome of the vote.

Q:   What constitutes a quorum for the Annual Meeting?

A:   The presence in person or by proxy of the holders of one-third of the votes entitled to be cast at the Annual Meeting constitutes a quorum under the Company’s bylaws. The Company will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the Annual Meeting for the purposes of determining the existence of a quorum. If a quorum is not present, the holders of record of a majority of such shares present and entitled to vote may adjourn the Annual Meeting until a quorum is obtained.

Q:   How does the Board recommend that I vote?

A:   The Board unanimously recommends that you vote “FOR” each of the proposals, including each director nominee.

Q:   What happens if I don’t vote?

A:   If you are the beneficial owner of shares held in “street name” (that is, if you hold your shares through a broker, bank or other holder of record), the broker, bank or other holder of record who holds your shares of common stock will have authority to vote on “routine” proposals, such as the ratification of the appointment of Moss Adams LLP as our independent registered public accountants for 2019 (Proposal 5), and if you have not submitted voting instructions to the broker, bank or other nominee.

However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the approval of the common stock issuance proposal (Proposal 1), the approval of an amendment to the Westwater Resources, Inc. 2013 Omnibus Incentive Plan (Proposal 2), the election of directors (Proposal 3), and advisory approval of our executive compensation (Proposal 4). As a result, absent specific instructions from the beneficial owner of such shares, brokers, banks or other holders of record are not empowered to vote such shares on non-routine matters, which we refer to as a “broker non-vote.” The effect of not instructing your broker, bank or other holder of record regarding how you wish your shares to be voted will NOT be counted as “FOR” or “AGAINST” for these non-routine matters, and will NOT have an effect on Proposals 1, 2, 3 or 4.

No matter how many or few shares you own you are encouraged to vote and have your voice heard.

Q:   What do I need to do now?

A:   After carefully reading and considering the information contained in this proxy statement, please vote promptly by calling the toll-free number listed on your proxy card, accessing the Internet website listed on your proxy card or by completing, signing and dating your proxy card and returning it by mail in the enclosed postage-paid envelope.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy by telephone, Internet or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Annual Meeting. For information on how to vote your shares in person at the Annual Meeting, see “Can I attend the Annual Meeting and vote my shares in person?” below.

Q:   How do I vote?

A:   Stockholders of record may vote, either in person or by proxy, through the following methods:

•

Via the Internet:  You may vote by proxy via the Internet by following the instructions on the proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

•	By Telephone: You may vote by proxy by calling the toll-free number found on the proxy card.
•	By Mail: You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.
•	In Person: You may attend the Annual Meeting and vote in person.

If you are a beneficial owner of shares held in “street name” (that is, if you hold your shares through a broker, bank or other holder of record), you can vote in one of four ways:

•	Via the Internet: You may vote via the Internet by following the instructions on the voting instruction form accompanying the proxy materials.
•	By Telephone: You may vote by proxy by calling the toll-free number found on the voting instruction form.
•	By Mail: You may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided.
•

In Person:  You must obtain a legal proxy from the organization that holds your shares if you wish to attend the Annual Meeting and vote in person. You will need to ask the broker, bank or other nominee holding your shares for a legal proxy and bring the legal proxy with you to the Annual Meeting. You will not be able to vote your shares at the meeting without a legal proxy. If you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.

Q:   How will my proxy be voted?

A:   All shares of common stock represented at the Annual Meeting by properly executed proxy cards, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on those proxies. If you hold shares in your name and sign and return a proxy card or submit a proxy by telephone or over the Internet without giving specific voting instructions, your shares will be voted “FOR” each director nominee and all other proposals.

Q:   If my broker holds my shares in “street name,” will my broker automatically vote my shares for me?

A:   No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote on non-routine matters on your behalf. You should therefore be sure to provide your broker with instructions on how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker to see if the broker offers telephone or Internet voting.

Q:   Can I attend the Annual Meeting and vote my shares in person?

A:   Yes. All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, custodians or any other record holder, are invited to attend the Annual Meeting. Holders of record of common stock as of the record date can vote in person at the Annual Meeting. If you are not a stockholder of record, you must obtain a valid proxy, executed in your favor, from the record holder of your shares, such as a bank, broker, custodian or other record holder, to be able to vote in person at the Annual Meeting.

If you plan to attend the Annual Meeting, you must hold your shares in your own name, have a letter or recent brokerage statement from the record holder of your shares confirming your ownership or have a valid proxy authorizing you to vote shares at the meeting, and you must bring a form of personal photo identification with you in order to be admitted. The Company reserves the right to refuse admittance to anyone without proper proof of share ownership, proper authorization to vote shares, or proper photo identification.

Q:   What does it mean if I receive more than one set of materials?

A:   This means you own shares of the Company that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own postage-paid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:   What can I do if I want to change or revoke my vote?

A:   You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by attending the Annual Meeting and voting in person, or if you are a holder of record, by giving written notice of revocation to the Company prior to the time the meeting begins. Written notice of revocation should be mailed to: Westwater Resources, Inc., Attention: Secretary, 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112.

If you hold your shares in “street name,” and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

Q:   Whom should I call if I have questions about the Annual Meeting?

A:   You should call Alliance Advisors, our proxy solicitor, at (973) 873‑7700 or our corporate secretary, at (303) 531‑0516.

PROPOSAL 1

APPROVAL, PURSUANT TO NASDAQ LISTING RULE 5635(d), OF THE ISSUANCE OF MORE THAN 19.99% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK PURSUANT TO A PURCHASE AGREEMENT TO BE ENTERED INTO BETWEEN THE COMPANY AND LINCOLN PARK CAPITAL FUND, LLC WITHIN 90 DAYS FOLLOWING THE DATE OF THE 2020 ANNUAL MEETING

Within 90 days after the date of the 2020 Annual Meeting, we intend to enter into a purchase agreement (the “Purchase Agreement”, a form of which is described below) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) as well as a registration rights agreement (the “Registration Agreement”) pursuant to which Lincoln Park will purchase from us up to an aggregate of $12.0 million worth of our common stock. We anticipate that the Purchase Agreement will be substantially similar to the purchase agreement dated June 6, 2019 between the Company and Lincoln Park (the “Existing Purchase Agreement”), with the Purchase Agreement relating to $12.0 million instead of $10.0 million worth of common stock and the other differences noted below. We are submitting this Proposal 1 to you in order to obtain the requisite stockholder authorization in accordance with The Nasdaq Listing Rules to sell shares of our common stock, if we so choose, to Lincoln Park in excess of 19.99% of our outstanding shares of common stock as of the date we enter into the Purchase Agreement, as more fully described below.

Agreement with Lincoln Park

Under the terms and subject to the conditions of the Purchase Agreement, we will have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park will be obligated to purchase up to $12.0 million worth of shares of common stock. Such sales of common stock by us, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over the 24‑month period beginning on the date on which the conditions to commencement of sales under the Purchase Agreement are satisfied (the “Commencement Date”). We will not have the right to commence any sales to Lincoln Park under the Purchase Agreement until each of the conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, will have been satisfied, including without limitation that a registration statement covering the resale by Lincoln Park of the shares issuable under the Purchase Agreement shall have been declared effective by the Securities and Exchange Commission (the “SEC”), and that no stop order with respect to the registration statement shall be pending or threatened by the SEC.

Following the Commencement Date, under the Purchase Agreement, on any business day selected by us, we may direct Lincoln Park to purchase up to 20,000 shares of common stock on such business day (each, a “Regular Purchase”), provided, however, that (i) the Regular Purchase may be increased to up to 30,000 shares, provided that the closing sale price of our common stock is not below $7.00 on the purchase date, (ii) the Regular Purchase may be increased to up to 40,000 shares, provided that the closing sale price of our common stock is not below $8.00 on the purchase date, and (iii) the Regular Purchase may be increased to up to 50,000 shares, provided that the closing sale price of the common stock is not below $9.00 on the purchase date, subject in each case to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction to be provided in the Purchase Agreement. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $600,000.

The purchase price for Regular Purchases will equal the lesser of (i) 93 percent of the lowest sale price of our common stock on the purchase date, or (ii) 93 percent of the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date. A purchase notice for a Regular Purchase may only be issued after the markets have closed (i.e., after 4:00 pm eastern time), which ensures that the purchase price is always known and fixed at the time the purchase notice is issued.

On any trading day when the closing price of our common stock is above a threshold to be determined and when the maximum Regular Purchase has been made as described above, we will also have the right (but not the obligation), in our sole discretion, to present Lincoln Park with a purchase notice for an accelerated purchase. An accelerated purchase directs Lincoln Park to purchase up to the lesser of (i) three times the number of shares purchased pursuant to a Regular Purchase, or (ii) 30 percent of the trading volume on the date of the accelerated purchase at a purchase price equal to the lesser of the closing price in the date of the accelerated purchase, or 93 percent of the volume weighted average price on the date of the accelerated purchase.

Lincoln Park will not have the right to require the Company to sell any shares of common stock to Lincoln Park, but Lincoln Park will be obligated to make purchases as we direct, subject to certain conditions. In all instances, we may not sell shares of our common stock to Lincoln Park under the Purchase Agreement if it would result in Lincoln Park beneficially owning more than 9.99% of our common stock. There will be no upper limits on the price per share that Lincoln Park must pay for shares of common stock. There will be no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park. There will be no limitations on use of proceeds, financial or business covenants, restrictions on future funding, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us. We currently intend to use any net proceeds from the sale of securities to Lincoln Park to pursue the Company’s strategy to expand into the battery materials marketplace, to maintain the Company’s uranium assets as an option, as well as for working capital and general corporate purposes.

Requirement to Seek Stockholder Approval

As a result of our listing on The Nasdaq Capital Market, issuances of our common stock are subject to the Nasdaq Marketplace Rules, including Rule 5635(d), which requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of more than 19.99 percent of our outstanding shares of our common stock (or securities convertible into or exercisable for shares of our common stock) at a price less than the lower of (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Nasdaq 20% Rule”).

Under the Nasdaq 20% Rule, in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”) unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of common stock to Lincoln Park under the Purchase Agreement equals or exceeds the price of the common stock on the date that the Purchase Agreement is executed, such that issuances and sales of the common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement will specifically provide that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

Based on the closing sale price of our common stock as reported on The Nasdaq Capital Market on March 2, 2020, to fully utilize the $12.0 million expected to be available to us, we would need to issue 6.3 million shares of common stock to Lincoln Park, which would be in excess of the Nasdaq 20% Rule. Accordingly, in order to be able to sell to Lincoln Park the full amount available under the Purchase Agreement, we are seeking stockholder approval to issue more than 19.99% of our outstanding shares as of the date we enter into the Purchase Agreement with Lincoln Park.

In order to comply with the Nasdaq 20% Rule and to satisfy conditions under the Purchase Agreement, we are seeking stockholder approval to permit issuance of more than 19.99% of our common stock to Lincoln Park pursuant to the Purchase Agreement. We are seeking stockholder approval for the issuance of up to 8.0 million shares of our common stock under the Purchase Agreement. We would seek additional stockholder approval before issuing more than such 8.0 million shares.

Existing Purchase Agreement and Timing of New Purchase Agreement

We entered into the Existing Purchase Agreement with Lincoln Park on June 6, 2019. Through the date of this proxy statement, we have sold 2,054,534 shares of common stock for aggregate gross proceeds of $6.5 million under the Existing Purchase Agreement, and $3.5 million of the $10.0 million total commitment under the Existing Purchase Agreement remains available for sale. On August 6, 2019, our stockholders approved the sale of up to 3,200,000 shares of our common stock under the Existing Purchase Agreement, and we may sell up to an additional 1,145,466 shares under the Existing Purchase Agreement without seeking additional stockholder approval in compliance with the Nasdaq 20%

Rule. In addition to the Existing Purchase Agreement, we entered into a securities purchase agreement with Lincoln Park on May 24, 2019 pursuant to which we issued and sold to Lincoln Park (i) 104,294 shares of our common stock and (ii) warrants to initially purchase an aggregate of up to 182,515 shares of our common stock at an exercise price of $5.062 per share, for aggregate gross proceeds of $550,751. The transaction closed May 30, 2019. The prior transaction did not impose any obligation on either the Company or Lincoln Park to enter into the Existing Purchase Agreement or new Purchase Agreement.

We are seeking stockholder approval of this Proposal 1 at the Annual Meeting to avoid the expense and delay required for a special meeting of stockholders, which we anticipate would be necessary if the Company were to wait until it no longer satisfies the conditions for selling shares to Lincoln Park under the Existing Purchase Agreement. We anticipate that we will enter into the new Purchase Agreement within 90 days of the date of the Annual Meeting. If we do not enter into the new Purchase Agreement within such 90‑day period, we will seek additional stockholder approval before issuing shares of common stock under the new Purchase Agreement in excess of the Exchange Cap. We will terminate the Existing Purchase Agreement at the same time or before entering into the new Purchase Agreement with Lincoln Park.

Effect of Failure to Obtain Stockholder Approval

If the stockholders do not approve this Proposal 1, we will be unable to issue shares of common stock to Lincoln Park pursuant to the Purchase Agreement in excess of the Exchange Cap. The Company anticipates it would need to seek alternative sources of financing, which may include additional transactions with Lincoln Park.

Reasons for Transaction and Effect on Current Stockholders

The Board of Directors has determined that the Purchase Agreement with Lincoln Park is in the best interests of the Company and its stockholders because the right to sell shares to Lincoln Park provides the Company with a reliable source of capital and the ability to access that capital when and as needed.

The Purchase Agreement will not affect the rights of the holders of outstanding common stock, but the sale of shares to Lincoln Park pursuant to the terms of the Purchase Agreement will have a dilutive effect on the existing stockholders, including the voting power and economic rights of the existing stockholders.  If we were to sell to Lincoln Park all 8.0 million shares we are seeking stockholder approval to issue under the Purchase Agreement, Lincoln Park would have purchased approximately 65% of the outstanding shares of the Company after such issuances.

Notwithstanding the foregoing, the Purchase Agreement will provide that the Company shall not issue, and Lincoln Park shall not purchase, any shares of our common stock under the Purchase Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock then owned beneficially (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended) by Lincoln Park and its affiliates, would result in the beneficial ownership by Lincoln Park and its affiliates of more than 9.99% of our then issued and outstanding shares of common stock.  This beneficial ownership limitation limits the number of shares Lincoln Park may beneficially own at any one time to 9.99% of our outstanding common stock.  Consequently, the number of shares Lincoln Park may beneficially own in compliance with the beneficial ownership limitation may increase over time as the number of outstanding shares of our common stock increases over time. Lincoln Park may sell some or all of the shares it purchases under the Purchase Agreement, permitting it to purchase additional shares in compliance with the beneficial ownership limitation. The beneficial ownership limitation reflects the requirements of Nasdaq Listing Rule 5635(b), which requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company. Generally, Nasdaq considers a change of control to have occurred when, as a result of an issuance, an investor would own, or have the right to acquire, 20% or more of our outstanding shares of common stock and such ownership is the largest ownership position. We are not seeking stockholder approval to lift such 9.99% beneficial ownership limitation. However, even with the beneficial ownership limitation, Lincoln Park may be in a position to exert influence over the Company and there is no guarantee that the interests of Lincoln Park will align with the interests of other stockholders.

Effect of Approval

If this Proposal 1 is approved by our stockholders, we will be able to issue shares in a greater number than permitted by the Exchange Cap to Lincoln Park under the Purchase Agreement, provided we enter into the Purchase Agreement within 90 days of the date of the Annual Meeting. The number of shares of common stock that we may issue would fluctuate from time to time based on the price of our common stock, however we would seek additional stockholder approval before issuing more than 8.0 million shares under the Purchase Agreement. We would also seek additional stockholder approval before agreeing to any increase in the value of the shares of common stock we may issue to Lincoln Park under the Purchase Agreement above $12.0 million.

In addition, the additional shares that we could issue to Lincoln Park will result in greater dilution to existing stockholders and may result in a decline in our stock price or greater price volatility.

Each addition share of common stock that would be issuable to Lincoln Park would have the same rights and privileges as each share of our currently authorized common stock.

Vote Required and Recommendation of the Board of Directors

If a quorum is present, the number of affirmative votes cast in favor of this Proposal 1 must exceed the number of votes cast against the proposal for approval of this proposal. Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK TO LINCOLN PARK IN ACCORDANCE WITH NASDAQ LISTING RULE 5635(d).

PROPOSAL 2

AMENDMENT TO OUR 2013 OMNIBUS INCENTIVE PLAN

The Westwater Resources, Inc. 2013 Omnibus Incentive Plan (the “2013 OIP”) is the sole active plan that provides for equity incentive compensation to our eligible officers, employees and non-employee directors. The Board believes that the 2013 OIP is in the best interests of the Company and our stockholders, as equity awards help to attract, retain and motivate the directors, officers and employees of the Company to achieve long-term performance goals and enable them to participate in the long-term growth of the Company.

Stockholders originally approved the 2013 OIP at our June 4, 2013 annual meeting of stockholders, authorizing the issuance of up to 1,666 shares of our common stock, plus (y) the number of shares available for awards under our prior equity plans as of June 4, 2013, plus (z) the number of shares related to awards outstanding under our prior equity plans as of June 4, 2013 which thereafter terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares.

On July 18, 2017, our stockholders approved an amendment to the 2013 OIP to increase the authorized number of shares of common stock available and reserved for issuance under such plan by 20,000 shares, and to re-approve the material terms of the performance goals under such plan.

On April 18, 2019, our stockholders approved another amendment to the 2013 OIP to increase the authorized number of shares of common stock available and reserved for issuance under such plan by 66,000 shares, and approved amendments to the limitations on the number of shares that may be issued to individual recipients in any calendar year.

On February 13, 2020, our Board approved, subject to stockholder approval at the Annual Meeting, an amendment to the 2013 OIP to authorize 350,000 additional shares for issuance under the 2013 OIP. This amount represents approximately 8.4%, on a fully diluted basis, of the 4,160,723 shares of our common stock that was outstanding as of February 7, 2020, and as such, represents minimal risk of dilution or overhang. Our Board also approved, subject to stockholder approval at the Annual Meeting, amendments to the limitations on the number of shares that may be issued to individual recipients in any calendar year, as discussed further herein.

Our Board and its Compensation Committee believe that stock-based awards are important in recruiting and retaining highly qualified officers, employees and non-employee directors. The 2013 OIP, as proposed to be amended, will allow the Company to continue to grant stock-based awards over the next several years and will continue to permit us the flexibility to determine the types and specific terms of awards made to participants. This flexibility allows us to make future awards based on our objectives of aligning compensation with stockholder value.

The following table summarizes the number of shares of common stock subject to outstanding stock-based awards under the 2013 OIP and our prior equity plans, along with the shares remaining available for issuance under the 2013 OIP, in each case as of December 31, 2019:

		As a % of Common Stock
	Numbers of Shares	Outstanding (1)
Stock options outstanding (2)	37,786	1.13%
Restricted stock units outstanding	—	—
Restricted stock awards outstanding	—	—
Shares available for grant	45,886	1.37%

(1)	Based on 3,339,380 shares outstanding as of December 31, 2019.
(2)

The weighted average exercise price of the outstanding stock options as of December 31, 2019 was approximately $37.42 per share. Excludes 1 replacement option issued to former option holders of Anatolia Energy Limited upon the Company’s acquisition of Anatolia Energy on November 9, 2015, and also excludes 4,528 replacement options issued to former option holders of Alabama Graphite Corp. upon the Company’s acquisition of Alabama Graphite on April 23, 2018.

Upon stockholder approval of the amendment to the 2013 OIP, it will become effective. If the stockholders do not approve the amendment to the 2013 OIP, it will not become effective, the existing 2013 OIP will continue in effect, and we may continue to grant awards under the existing 2013 OIP, subject to its terms, conditions and limitations.

Our executive officers and directors have an interest in this proposal as they would be eligible to receive awards under the amended 2013 OIP.

A copy of the proposed amendment is attached to this proxy statement as Appendix A, and a full copy of the 2013 OIP as amended is attached hereto as Appendix B.

The Board recommends a vote FOR the approval of the amendment to the 2013 OIP.

Reasons for Approval

The spot price of uranium has declined significantly over the last several years, from approximately $39.60 per pound in June 2013 to less than $18/lb. in the fall of 2017, and rebounding to only $25/lb. at the end of 2019. Prices at this low level have not been seen by the industry in decades. Like many uranium companies, we have experienced a sharp decline in the value of our common stock, from $1,800 per share at the time of stockholder approval of the 2013 OIP in June 2013 to $2.05 as of February 7, 2020.

While we have made strides to better position the Company for growth and future success over the past several years, including by embarking on a growth strategy in the lithium and battery graphite industries, we are committed to further improving the Company’s performance, and significant continued effort, focus and dedication will be necessary from our management and employees to do so. We believe it will be critical to our future success that we take steps to maintain the competitiveness of our incentive pay programs and that we continue to tightly align these incentive opportunities with the interests of our stockholders.

To achieve these critical objectives, as discussed more fully below, we are seeking additional shares for issuance under the 2013 OIP and modification of certain issuance limitations thereunder.

Retaining and Attracting Employees

Our ability to recruit, retain, reward and motivate employees and officers depends in part on our ability to offer competitive equity compensation. We believe we would be at a competitive disadvantage if we could not continue to use stock-based awards to recruit and compensate these individuals.

We have continued to face industry and economic headwinds and experienced challenges relating to our market capitalization. Given our stock price and market capitalization, delivering competitive compensation to our employees will require granting more shares as compared to our prior practice and grants made by our peer companies with higher stock values. Despite the resulting additional dilution, we believe that it is critical that we continue to retain our employees by delivering competitive levels of equity compensation.

By approving the amendment to the 2013 OIP, based on our current stock price, we anticipate we could deliver competitive equity compensation and grant stock-based awards for the next several years, assuming no significant declines in the value of our equity.

Aligning our Employees’ Interests with our Stockholders

We believe that the use of stock-based awards as part of our compensation program is important to our continued success because it fosters a pay-for-performance culture, which is an important element of our overall compensation program. We believe stock-based compensation motivates employees to create stockholder value because the value employees realize from stock-based compensation is directly aligned with creation of stockholder value as reflected by the share price of the Company.

As discussed above, we believe that stock-based compensation aligns the goals and objectives of our employees with the interests of our stockholders and promotes a focus on long-term value creation. This long-term alignment between our employees and the interests of our stockholders is critical as our management strives to execute on our vision and growth plans. Stock-based awards that are subject to time-based or performance-based vesting criteria are designed to help retain our management and employees during this period of development and will motivate them to attain our potential.

Given our stock price, all of our outstanding stock options are significantly underwater, meaning they have an exercise price greater than $2.05 per share (the closing price of our common stock on February 7, 2020). Stock option awards that are significantly underwater no longer have the same retentive or incentive capacity, making our ability to grant new stock awards at current stock prices even more important. In addition, the value of unvested restricted stock and restricted stock units has declined significantly from the time of grant.

If we do not have the flexibility to grant stock-based awards made available by the increased reserve under the amendment to the 2013 OIP, we may need to increase the cash component of our employees’ compensation in order to remain market competitive. Increasing cash compensation would increase our cash compensation expense and would divert cash that could otherwise be invested in the Company’s business.

We are requesting approval of the amendment to the 2013 OIP in order to continue to recruit and retain the key employee talent that is vital to the execution of our vision and growth plans and to continue to tightly align compensation opportunities with the creation of stockholder value.

Corporate Governance Considerations

As discussed in more detail below, our 2013 OIP includes provisions designed to serve stockholders’ interests and promote effective corporate governance, including the following:

•

No “Evergreen Provision.” The 2013 OIP specifies a fixed number of shares available for future grants and does not provide for any automatic increase based on the number of outstanding shares of our common stock.

•

No Discounted Awards. The 2013 OIP prohibits the granting of stock options and stock appreciation rights with an exercise or grant price that is less than the fair market value of our common stock on the date.

•	No Re-pricing without Stockholder Approval. The 2013 OIP prohibits the re-pricing of stock options and stock appreciation rights, without first obtaining the approval of our stockholders.

Background for Approval of Additional Shares

As of December 31, 2019, we had 45,886 shares available for issuance of future stock-based awards under the 2013 OIP. In setting and recommending to stockholders the additional number of shares to be authorized for issuance under the 2013 OIP, as amended, the Board considered the following information:

•	The Company has not awarded significant equity over the last three years:

					% of Weighted
					Average Number of
	Options	RSUs	Restricted		Shares Outstanding
Fiscal Year	Granted	Granted	Stock Granted	Total	During Year
2019	20,943	—	—	20,943	1.07%
2018	8,974	—	—	8,974	0.46%
2017	3,783	6,081	—	9,864	0.50%

•

If we do not increase the shares available for issuance under our 2013 OIP, based on the market price of our common stock, we would expect to exhaust the share reserve under our 2013 OIP such that there will not be enough shares for meaningful equity compensation in fiscal 2020, and we would thus lose an important compensation tool aligned with stockholder interests to attract, motivate and retain employees.

•

If approved, the issuance of the additional shares to be reserved under the 2013 OIP, as amended, would dilute the holdings of stockholders by an additional 8.4% on a fully-diluted basis, based on the 4,160,723 shares of our common stock outstanding as of February 7, 2020.

•

In light of the factors described above, our Board believes the additional authorized shares being requested under the amendment to the 2013 OIP represents reasonable potential equity dilution and provides significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders.

The major features of the 2013 OIP, as proposed to be amended, are summarized below.

Background for Modification of Issuance Limitations

Section 6.2 of the 2013 OIP currently sets certain limitations on the number of awards that may be granted to individual award recipients in a calendar year. In particular:

•

the maximum number of shares subject to options or stock appreciation rights that may be granted under the 2013 OIP in a calendar year to any eligible person is 40,000 shares, which limit will be increased to 400,000 shares with this amendment;

•

the maximum number of shares that may be granted under the 2013 OIP, other than pursuant to options or stock appreciation rights, in a calendar year to any eligible person is 40,000 shares, which limit will be increased to 400,000 shares with this amendment; and

•

the maximum amount that may be paid as a cash-settled performance-based award for a performance period of 12 months or less to any eligible person is $400,000 and the maximum amount that may be paid as a cash-settled performance-based award for a performance period of greater than 12 months to any eligible person is also $400,000.

While the Board believes that the cash-settled performance-based award limitations remain appropriate, the Board also believes that the decrease in the Company’s stock price has resulted in the share limitations being too restrictive for the 2013 OIP to remain an effective compensatory tool. For example, 400,000 shares of restricted stock were worth $3,596,000 at the time of the Company’s 2019 annual meeting of stockholders (based on a closing price of $8.99 on April 18, 2019), while 400,000 shares of restricted stock were worth only $820,000 as of February 7, 2020 (based on a closing price of $2.05 per share).

Description of the 2013 Omnibus Incentive Plan

Including the proposed amendment, the following is a general description of the material features of the 2013 OIP and its operation. A copy of the 2013 OIP is attached as Appendix B to this Proxy Statement. The description below is qualified in its entirety by the detailed provisions of the 2013 OIP, which are set forth in Appendix B, and the proposed amendment, which is set forth in Appendix A. Because participation in and the types of award to be granted under the 2013 OIP are subject to the discretion of our Compensation Committee, the benefits or amounts that will be received by any participant or group of participants are not currently determinable.

Eligibility

All of our officers, directors and employees, and the officers, directors and employees of our subsidiaries and affiliates, are eligible to receive awards under the 2013 OIP. In addition, consultants, advisers and certain other individuals whose participation in the 2013 OIP is determined to be in the best interests of the Company by the Compensation Committee may participate. Incentive share options, however, are only available to our employees. As of December 31, 2019, we estimate that approximately 11 individuals were eligible to receive awards under the 2013 OIP.

Administration of the 2013 OIP

The 2013 OIP is administered by our Compensation Committee, and our Compensation Committee determines all terms of awards under the 2013 OIP. Each member of our Compensation Committee is both a “non-employee director” within the meaning of Rule 16b‑3 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Our Compensation Committee also determines who will receive awards under the 2013 OIP, the types of award and their terms and conditions and the number of shares of common stock subject to awards, if an award is equity-based. Our Compensation Committee also interprets the provisions of the 2013 OIP. During any period of time in which we do not have a Compensation Committee, the 2013 OIP will be administered by the Board of Directors or another committee appointed by the Board of Directors. References herein to our Compensation Committee include a reference to the Board of Directors or another committee appointed by the Board of Directors for those periods in which the Board of Directors or such other committee appointed by the Board of Directors is acting.

Stock Authorization

The maximum number of shares of common stock available for awards under the 2013 OIP is equal to the sum of (x) 45,886 shares (including the additional 350,000 shares subject to the amendment), plus (y) the number of shares available for awards under our prior equity plans as of June 4, 2013, plus (z) the number of shares related to awards outstanding under our prior equity plans as of June 4, 2013 which thereafter terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares. In connection with stock splits, distributions, recapitalizations and certain other events, the Board of Directors will make proportionate adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the 2013 OIP and the terms of outstanding awards. If any awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any awards are forfeited or expire or otherwise terminate without the delivery of any shares of common stock, the shares of common stock subject to such awards will again be available for purposes of the 2013 OIP. However, the number of shares of common stock available for issuance under the 2013 OIP will not be increased by the number of shares of common stock (i) tendered or withheld or subject to an award surrendered in connection with the purchase of shares of common stock upon exercise of an option, (ii) deducted or delivered from payment of an award in connection with our tax withholding obligations, or (iii) purchased by us with the proceeds from option exercises.

The maximum number of shares of common stock subject to options or stock appreciation rights that can be issued under the 2013 OIP to any person is 40,000 shares in any single calendar year, which limitation would increase to 400,000 shares pursuant to the amendment. The maximum number of shares that can be issued under the 2013 OIP to any person other than pursuant to an option or stock appreciation right is 40,000 shares in any single calendar year, which limitation would increase to 400,000 shares pursuant to the amendment. The maximum amount that may be paid as a cash-

settled performance-based award for a performance period of twelve months or less to any person eligible for an award is $400,000 and the maximum amount that may be paid as a cash-settled performance-based award for a performance period of greater than twelve months to any person eligible for an award is also $400,000.

Share Usage

Each share subject to an award, including through dividend reinvestment rights, is counted against the share issuance limit on a one-for-one basis. The number of shares subject to a stock appreciation right is also counted against the share issuance limit on a one-for-one basis, regardless of the number of shares actually issued to settle the stock appreciation right. An award that, by its terms, cannot be settled in shares of stock will not count against the share issuance limit.

No Repricing

Except in connection with certain corporate transactions, no amendment or modification may be made to an outstanding stock option or stock appreciation right, including by replacement with or substitution of another award type, that would reduce the exercise price of the stock option or stock appreciation right or would replace any stock option or stock appreciation right with an exercise price above the current market price with cash or another security, in each case without the approval of our stockholders (although appropriate adjustments may be made to outstanding stock options and stock appreciation rights to achieve compliance with applicable law, including the Internal Revenue Code).

Options

The 2013 OIP authorizes our Compensation Committee to grant incentive stock options (under Section 422 of the Internal Revenue Code) and options that do not qualify as incentive stock options. The exercise price of each option is determined by our Compensation Committee, provided that the price cannot be less than 100% of the fair market value of a share of common stock on the date on which the option is granted. If we were to grant incentive stock options to any stockholder owning more than 10% of our common stock (a “10% stockholder”), the exercise price may not be less than 110% of the fair market value of a share of our common stock on the date of grant.

The term of an option cannot exceed 10 years from the date of grant. If we were to grant incentive stock options to any 10% stockholder, the term cannot exceed five years from the date of grant. Our Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by our Compensation Committee.

The exercise price for any option or the purchase price for shares of restricted stock is generally payable (i) in cash or cash equivalents, (ii) to the extent the award agreement provides, by the surrender of shares of common stock (or attestation of ownership of such shares) with an aggregate fair market value on the date on which the option is exercised or the date shares are tendered to satisfy the purchase price, of the exercise or purchase price, (iii) with respect to an option only, to the extent the award agreement provides, by payment through a broker in accordance with procedures established by us, or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including net exercise and service to us.

Stock Awards

The 2013 OIP also provides for the grant of stock awards, which includes restricted stock, unrestricted stock and stock units. An award of shares of common stock may be subject to restrictions on transferability and other restrictions as our Compensation Committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our Compensation Committee may determine. A participant who receives restricted stock will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares of stock, except that the Board of Directors may require any dividends to be reinvested in shares of stock. A participant who receives stock units will have no such rights. During the period, if any, when stock awards are non-transferable or forfeitable, a participant is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating or otherwise encumbering or disposing of his or her shares of award stock.

Stock Appreciation Rights

The 2013 OIP authorizes our Compensation Committee to grant stock appreciation rights that provide the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of shares of our common stock on the date of exercise over the fair market value of shares of our common stock on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by our Compensation Committee. Stock appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a stock appreciation right cannot exceed 10 years from the date of grant.

Performance Based-Awards

The 2013 OIP also authorizes our Compensation Committee to grant performance-based awards. Performance-based awards are awards of options, stock appreciation rights, restricted stock, stock units, other equity-based awards or cash that are made subject to the achievement of performance goals over a performance period specified by our Compensation Committee. Our Compensation Committee determines the applicable performance period, the performance goals and such other conditions that apply to the performance-based award. Performance goals may relate to our financial performance, the participant’s performance or such other criteria as determined by our Compensation Committee.

Dividend Equivalents

Our Compensation Committee may grant dividend equivalents in connection with the grant of any equity-based award. Dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash, shares of common stock or a combination of the two. Our Compensation Committee will determine the terms of any dividend equivalents. No dividend equivalent rights can be granted in tandem with an option or stock appreciation right.

Other Equity-Based Awards

Our Compensation Committee may grant other types of stock-based awards under the 2013 OIP. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by our Compensation Committee. Any dividends paid on equity-based awards which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals are achieved. The terms and conditions that apply to other equity-based awards are determined by our Compensation Committee.

Recoupment

Award agreements for awards granted pursuant to the 2013 OIP provide for mandatory repayment by the recipient to us of any gain realized by the recipient to the extent the recipient is in violation of or in conflict with certain agreements with us (including but not limited to an employment or non-competition agreement) or upon termination for “cause” as defined in the 2013 OIP, applicable award agreement, or any other agreement between us and the grantee. Awards are also subject to mandatory repayment to the extent the grantee is or becomes subject to any clawback or recoupment right we may have or to the extent any law, rule or regulation imposes mandatory recoupment.

Change in Control

If the Company experiences a change in control in which outstanding awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity: (i) except for performance-based awards, all shares of restricted stock and restricted stock units will vest and the underlying shares of common stock and all dividend equivalent rights will be delivered immediately before the change in control; and (ii) either or both of the following actions will be taken: (a) all options and stock appreciation rights will become exercisable 15 days before the change in control and terminate upon the completion of the change in control, or (b) the Compensation Committee may elect, in its sole discretion to cash out all options, stock appreciation rights, restricted stock and stock units before the change in control for an amount equal to, in the case of restricted stock or stock units, the formula or fixed price per share paid to stockholders pursuant to the change in control, in the case of options or stock appreciation rights, such formula or fixed price reduced by the option price or stock appreciation right price applicable to the award. In the case of performance-based awards denominated in shares of common stock, if more than half of the performance period has lapsed, the awards will be converted into shares of restricted stock or stock units based on actual performance to date. If less than half of the performance period has lapsed, or if actual performance is not determinable, the awards will be converted into shares of restricted stock or stock units assuming target performance has been achieved.

A change in control under the 2013 OIP occurs if:

•

a person, entity or affiliated group (with certain exceptions, including for certain existing stockholders) acquires, in a transaction or series of transactions, 50% or more of the total combined voting power of our outstanding securities;

•

individuals who constitute the Board cease for any reason to constitute a majority of the Board of Directors, treating any individual whose election or nomination was approved by a majority of the incumbent directors as an incumbent director for this purpose;

•

the Company consolidates or merges with or into any other entity, or any other entity consolidates or merges with us, other than any such transaction in which the 100% of the total combined voting power of our outstanding securities remains with the holders of securities who held such voting power immediately prior to such transaction; or

•	the Company sells or disposes of all or substantially all of its assets.

Adjustments for Stock Dividends and Similar Events

The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares of common stock available for issuance under the 2013 OIP, including the individual limitations on awards, to reflect stock splits and other similar events.

Amendment or Termination

The Board of Directors may amend, suspend or terminate the 2013 OIP at any time; provided that no amendment, suspension or termination may adversely impair the benefits of participants with outstanding awards without the participants’ consent or violate our plan’s prohibition on repricing. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that changes the no-repricing provisions of the 2013 OIP. The 2013 OIP has a term that expires ten years after stockholder approval of the plan, but it may be earlier terminated by the Board of Directors at any time.

Equity Compensation Plan Information

The table appearing on page 19 provides information as of December 31, 2019 with respect to the shares of the Company’s common stock that may be issued under the equity compensation plans of the Company.  Our only active equity plan is our 2013 OIP.

Federal Income Tax Consequences

Incentive Stock Options.  The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of a subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income.

Non-Qualified Options.  The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

We will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock.  A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). The fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. We will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Units.  There are no immediate tax consequences of receiving an award of stock units under the 2013 OIP. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. We will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.  Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. We will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights.  There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2013 OIP. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. We will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE WESTWATER RESOURCES, INC. 2013 OMNIBUS INCENTIVE PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK AVAILABLE AND

RESERVED FOR ISSUANCE UNDER SUCH PLAN BY 350,000 SHARES, ALONG WITH THE MODIFICATION TO THE ISSUANCE LIMITATIONS DESCRIBED HEREIN.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2019 with respect to the shares of common stock that may be issued under our equity compensation plans.

Number of securities
		Weighted	remaining available
	Number of shares	average exercise	for future issuance
	issuable under	price of	under equity
	outstanding	outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
Plan Category	and rights (a)	and rights (b)	reflected in column(a)) (c)
Equity compensation plans approved by security holders (1)(2)(3)	37,786	$ 37.42	45,886

(1)

Includes the 2013 OIP, Amended and Restated 2004 Directors’ Stock Option and Restricted Stock Plan and the 2004 Stock Incentive Plan. The 2013 OIP is the only equity compensation plan under which the Company currently issues equity awards. As of June 4, 2013, the 2013 OIP superseded all prior plans.

(2)

Upon completion of the Anatolia Energy transaction, the Company assumed Anatolia Energy’s stock-compensation plans. The Company will make no further issuances or grants under the Anatolia Energy plans. At December 31, 2019, there was 1share underlying exercisable options with a weighted-average exercise price of $442.33.

(3)

Upon completion of the Alabama Graphite transaction, the Company assumed Alabama Graphite’s stock-compensation plans. The Company will make no further issuances or grants under the Alabama Graphite plans. At December 31, 2019, there were 4,528 shares underlying exercisable options with a weighted-average exercise price of $81.65.

(4)	Weighted average exercise price of outstanding options only.

PROPOSAL 3

ELECTION OF DIRECTORS

The Board has nominated five directors for election at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Stockholders and until their successors are elected and qualified or until their death, resignation or removal. All of the nominees are currently directors, with the exception of Deborah A. Peacock, and they were elected by the stockholders at the 2019 Annual Meeting. The Nominating and Governance Committee recommended Ms. Peacock as a nominee for election following a search utilizing its experience and the Women’s Leadership Foundation.

If your proxy is properly completed and received in time for the Annual Meeting, and if your proxy does not indicate otherwise, the represented shares will be voted “FOR” each of the directors presented below. We have no reason to believe that any of the nominees for director will be unable to serve if elected. However, if any of these nominees becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board. Proxies cannot be voted for a greater number of persons than the nominees named.

The paragraphs below describe each nominee’s individual management and leadership experience for at least the last five years, which the Company believes, in the aggregate, creates a well-rounded and capable Board of Directors and contributes to the overall effectiveness of our Board and each of its Committees. Each nominee is an incumbent director, other than Ms. Peacock. Each nominee consents to being named herein and to serve on the Board if elected. There are no family relationships among any director, executive officer or any person nominated or chosen by us to become a director.

Following each nominee’s biography below, we have highlighted certain notable skills and qualifications that contributed to his or her selection as a member of our Board of Directors.

Name	Age	Director Since	Primary Occupation
Terence J. Cryan	57	2017; 2006‑2016	Chairman of the Board, Westwater Resources, Inc. and Co-Founder, Concert Energy Partners
Christopher M. Jones	61	2013	President and Chief Executive Officer, Westwater Resources, Inc.
Tracy D. Pagliara	57	2017	President & CEO of Global Power Equipment Group, Inc.
Karli S. Anderson	46	2018	Vice President, Summit Materials, Inc.
Deborah A. Peacock	63	2020	President, CEO & Managing Director, Peacock Law, P.C.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED BELOW.

Director Nominees

Terence J. Cryan
Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee

Terence J. Cryan rejoined the Westwater Resources Board as its Chairman in August 2017. He previously served as a director from October 2006 to March 2016, served as Westwater’s Interim President and Chief Executive Officer from September 2012 to March 2013, and served as Chairman of the Board from June 2014 through March 2016. Mr. Cryan is also Chairman of the Board of Ocean Power Technologies, Inc. where he has served as a director since October 2012.

Mr. Cryan served as President and Chief Executive Officer of Global Power Equipment Group Inc. from March 2015 until July 2017. Previously, Mr. Cryan served as Co-founder and Managing Director of Concert Energy Partners, an investment and private equity firm based in New York City from 2001 until 2015. Prior to that, Mr. Cryan was a Senior Managing Director in the Investment Banking Division at Bear Stearns. Additionally, Mr. Cryan was a Managing Director, Head of the Energy and Natural Resources Group and member of the Investment Banking Operating Committee at Paine Webber which he joined following its acquisition of Kidder, Peabody in 1994. From 2007 to 2010, Mr. Cryan also served as President and Chief Executive Officer of Medical Acoustics LLC.

Mr. Cryan served as a Director on the Board of Global Power Equipment Group Inc. from January 2008 until July 2017. Mr. Cryan was previously a Director on the Board of Superior Drilling Products, Inc. from June 2014 to December 2016. He was also previously a director of The Providence Service Corporation from May 2009 to May 2011 and Gryphon Gold Corporation from August 2009 to December 2012. Mr. Cryan has also been an adjunct professor at the Metropolitan College of New York Graduate School of Business and is a frequent speaker at finance and energy & natural resources industry gatherings. Mr. Cryan received a Master of Science degree in Economics from the London School of Economics in 1984 and a Bachelor of Arts degree in Economics from Tufts University in 1983. Mr. Cryan is a Board Leadership Fellow and member of the National Association of Corporate Directors.

Mr. Cryan’s extensive financial industry experience and educational background in economics provide him with a wealth of knowledge in dealing with financial, accounting and regulatory matters. Mr. Cryan’s prior professional experience also permits him to provide valuable advice to the Company with respect to potential capital raising and merger and acquisition transactions, and his prior Board service and service as Interim President and Chief Executive Officer of the Company provides him a deep understanding of the operations of the Company.

Christopher M. Jones
President and Chief Executive Officer
Chairman of the Health, Safety, Environment and Public Affairs Committee

Christopher M. Jones has served as President and Chief Executive Officer and a director since April 2013 and served as the interim Chairman of the Board from March 2016 to August 2017. Mr. Jones has more than 30 years’ experience in the mining industry and was most recently President, Chief Executive Officer and a director of Wildcat Silver Corporation from August 2008 to May 2012, where he and his team effectively doubled the size of Wildcat Silver’s resources twice using proven metallurgical technologies. Prior to that, Mr. Jones was the Chief Operating Officer and the Mining General Manger at Albian Sands Energy from April 2004 to June 2008. Mr. Jones also held management positions at RAG Coal West Inc., Phelps Dodge Sierrita Corp. and Cyprus Amax Coal Company. He is a member of the American Institute of Mining, Metallurgical, and Petroleum Engineers and is a Professional Engineer registered in Utah and Alberta as well as a member of the National Association of Corporate Directors. Mr. Jones received a Bachelor of Science degree in Mining Engineering at the South Dakota School of Mines and a Master of Business Administration degree from Colorado State University.

Mr. Jones has extensive executive and leadership experience as a result of his prior employment in management roles at other companies within the mining industry, which enables him to provide valuable counsel to Westwater on issues of strategic planning and corporate governance. Mr. Jones’ extensive experience engaging First Nations peoples in Canada, leading efforts to secure ISO 14001 certifications, and receiving national safety awards for safe mine performance will help secure success for Westwater as it develops businesses in the energy materials sector. In addition, Mr. Jones has a history of leading various mining and production operations, as well as exploration and development projects, which will be useful to Westwater in its efforts to develop its asset base in New Mexico, Nevada, and Utah,  and position its South Texas operations for a return to production.

Tracy D. Pagliara
Member of the Audit, Compensation and Nominating and Corporate Governance Committees

Tracy D. Pagliara has served as a director since July 2017. Since April 2018, Mr. Pagliara has been serving as  CEO of Williams Industrial Services Group Inc. (f/k/a Global Power Equipment Group, Inc.), a publicly traded provider of construction and maintenance services to the power, energy and industrial customers (“Williams”).  From July 2017 to April 2018, Mr. Pagliara served as Co-President and Co-CEO of Williams. Mr. Pagliara joined Williams in April 2010 as General Counsel, Secretary and Vice President, Business Development and served in multiple other positions of increasing responsibility, including Senior Vice President, Administration Officer, prior to his appointment as Co-President and Co-CEO in July 2017.  Prior to joining Williams in April 2010, Mr. Pagliara served as the Chief Legal Officer of Gardner Denver, Inc., a leading global manufacturer of highly engineered compressors, blowers, pumps and other fluid transfer equipment, from August 2000 through August 2008. He also had responsibility for other roles during his tenure with Gardner Denver, including Executive Vice President of Administration, Chief Compliance Officer, and Corporate Secretary. Prior to joining Gardner Denver, Mr. Pagliara held positions of increasing responsibility in the legal departments of Verizon Communications/GTE Corporation from August 1996 to August 2000 and Kellwood Company from May 1993 to August 1996, ultimately serving in the role of Assistant General Counsel for each company. Mr. Pagliara has a B.S. in Accounting and a J.D. from the University of Illinois. He is a member of the Missouri and Illinois State Bars and a Certified Public Accountant.

Mr. Pagliara brings to the Board extensive experience advising public companies and companies in the energy industry, in addition to companies with similar capital needs to Westwater. Mr. Pagliara’s background in accounting will also permit him to contribute substantially as a member of the Audit Committee.

Karli S. Anderson
Chairman of the Compensation Committee and Member of the Health, Safety and Environment Committee

Karli S. Anderson is Vice President, Investor Relations at Summit Minerals, Inc., a leading vertically-integrated materials company with operations throughout North America. She previously served as Vice President, Investor Relations for Royal Gold, Inc., a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties, and similar production-based interests with over 190 properties on six continents. Previously, from 2010 to 2013, Ms. Anderson was a Senior Director of Investor Relations for Newmont Mining Corporation, one of the world’s largest gold producers. Ms. Anderson’s 15 years of capital markets experience includes shareholder engagement related to environmental, social and governance (ESG) factors with both equity and fixed income investors as well as proxy advisory firms. From 2012 to 2018, Ms. Anderson served as Chairman of the Board of the Denver Gold Group, an organization representing seven-eighths of the world’s publicly traded gold and silver companies. Ms. Anderson holds a Bachelor’s Degree in telecommunications from Ohio University, a Masters of Business Administration (finance) from the Wharton School at the University of Pennsylvania and is in the process of completing her Master’s Degree in Professional Accounting from Colorado State University. Ms. Anderson is a Governance Fellow and member of the National Association of Corporate Directors.

Ms. Anderson’s insights and guidance, her wealth of experience in the mining industry, as well as her advocacy towards greater corporate governance within the investment community, will continue to be critical assets to Westwater.

Deborah A. Peacock

Ms. Peacock is a nominee for election to the Board of Directors at the 2020 Annual Meeting. Ms. Peacock is an attorney licensed to practice law in New Mexico, Colorado and New York, and she is a Registered Patent Attorney. Ms. Peacock is also a Registered Professional Engineer in Colorado and New Mexico. Ms. Peacock is the President, CEO, Managing Director and owner of Peacock Law P.C. located in Albuquerque, New Mexico, which she founded in

April 1995.  In 2014, Ms. Peacock co-founded the Greater New Mexico Chapter of Women Corporate Directors and currently serves on its Board.

Since 2011, Ms. Peacock has served on the Board of Regents of New Mexico Institute of Mining & Technology and currently serves as the Chair. Ms. Peacock has served on the New Mexico Mining Safety Board since 2015.  Since 2017, Ms. Peacock has served on the Board of Directors of THEMAC Resources Group, Ltd. (and Chairs its Corporate Governance Committee and is a member of its Audit Committee) as well as its wholly-owned subsidiary New Mexico Copper Corp.  Since 2017, Ms. Peacock has served on the Board of Directors of New Mexico Gas Company, and since 2018 she has served on the Board of Directors of Emera Technologies, LLC – both wholly-owned subsidiaries of Emera, Inc. Ms. Peacock has served on the Board of New Mexico Angels since 2005.  In addition to her current Board service, Ms. Peacock previously served on the Board of The Georgia O’Keeffe Museum located in Santa Fe, New Mexico and both its Audit and Executive Committees, and as Chair of its Audit Committee. She previously served on the New Mexico Environmental Improvement Board and as Chair for four years.

Ms. Peacock obtained her bachelors of science degree (B.S.) in Metallurgical Engineering from the Colorado School of Mines, and her law degree (J.D.) from Harvard Law School.  She is also a Governance Fellow with the National Association of Corporate Directors. Ms. Peacock will bring to the Board extensive experience in or with corporate governance, financial oversight, a wide variety of business and corporate legal matters including intellectual property and mergers & acquisitions, and has knowledge of mining and metallurgy industries, environmental regulations, permitting, and community involvement and engagement.

CORPORATE GOVERNANCE

Board of Directors

The Company’s business and affairs are overseen by the Board pursuant to the Delaware General Corporation Law and the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”). Members of the Board are kept informed of the Company’s business through discussions with the Chairman and key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. All members of the Board are elected annually by the stockholders.

Regular attendance at Board meetings and the Annual Meeting is expected of each director. Our Board held 19 meetings during 2019. No director attended fewer than 75% of the total number of Board and applicable Committee meetings (held during the period that such director served) in 2019. The independent directors met in executive session at several of the Board meetings held in 2019. All of the directors at the time attended the 2019 Annual Meeting of Stockholders.

Board Leadership Structure

The Company’s governing documents allow the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. Currently, Mr. Cryan serves as Chairman and Mr. Jones serves as Chief Executive Officer.

Determination of 2020 Director Nominees

Each of the director nominees at the 2020 Annual Meeting are existing directors of the Company and stood for election and were elected at the Company’s 2019 Annual Meeting of Directors, with the exception of Ms. Peacock. Ms. Peacock’s selection as a candidate for Westwater’s Board of directors was the result of a search conducted by the Nominating and Governance Committee of the Board utilizing its experience and the Women’s Leadership Foundation, among other sources.  Criteria for financial experience, diversity, and public company experience at a senior level were used as part of the selection process.  Marvin K. Kaiser served on the Westwater Board of its Directors since 2007 and is not a nominee for election at the 2020 Annual Meeting.

Director Independence

The Board annually reviews all relationships that directors have with the Company to affirmatively determine whether the directors are “independent” under Nasdaq listing standards. The Board has determined that each of Ms. Anderson and Peacock and Messrs. Cryan, Kaiser and Pagliara are “independent” and as a result, each existing member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is “independent.” In arriving at the foregoing independence determination, the Board considered transactions and relationships between each director or any member of her or his immediate family and the Company, its subsidiaries or its affiliates. The Board has determined that the directors designated as “independent” have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. Ms. Peacock is presented as a nominee for election to the Board at the 2020 Annual Meeting, and if elected by the stockholders her membership on the Board committees will be determined after the 2020 Annual Meeting.

Communications with the Board

Interested parties, including the Company’s stockholders, desiring to communicate with the Board members, including its non-management directors as a group, may do so by mailing a request to the Secretary of Westwater Resources, Inc. at 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112. Pursuant to the instruction of the Company’s non-management directors, the Secretary will review inquiries and if they are relevant to, and consistent with our operations, policies and procedures, they will be forwarded to the director or directors to whom they are addressed. Inquiries not forwarded will be retained by the Company and will be made available to any director upon request.

Committees of the Board

The Board has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Health, Safety, Environment and Public Affairs Committee. The table below indicates the members of each standing Board Committee as of March 2, 2020.

			Nominating and	Health, Safety,
			Corporate	Environment and
Board Member	Audit	Compensation	Governance	Public Affairs
Terence J. Cryan*			Ch.
Christopher M. Jones				Ch.
Marvin K. Kaiser* (1)	Ch	x	x
Tracy D. Pagliara*	x	x	x
Karli S. Anderson*	x	Ch.		x

* independent director

(1)	Mr. Kaiser is not a nominee for election in 2020.

Each of the Company’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee operates under a charter, adopted by the Board, which is available on the Company’s website at www.westwaterresources.net under “Corporate Governance,” or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Westwater Resources, Inc. at 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112. The functions performed by each of the standing Committees are briefly described below.

The Audit Committee

We have a separately-designated Audit Committee composed solely of independent directors. The Audit Committee held four meetings in 2019.

The Audit Committee’s primary responsibilities are to:

•	assist the Board in discharging its responsibilities with respect to the accounting policies, internal controls and financial reporting of the Company;
•	monitor compliance with applicable laws and regulations, standards and ethical business conduct, and the systems of internal controls;
•	assist the Board in its oversight of the qualifications, independence and performance of the registered public accounting firm engaged to be the independent auditor of the Company; and
•	prepare the Audit Committee report required to be included in the Company’s proxy statements.

The Board has determined that Mr. Kaiser, the chairman of the Audit Committee, satisfies the criteria adopted by the SEC to serve as an “audit committee financial expert.” In addition, the Board has determined that each of Messrs. Kaiser and Pagliara and Ms. Anderson, constituting all current members of the Audit Committee, is an independent director pursuant to the requirements under the Exchange Act and Nasdaq listing standards and is able to read and understand the Company’s financial statements.

The Compensation Committee

The Compensation Committee held seven meetings in 2019. The Compensation Committee is responsible for assisting the Board in setting the compensation of the Company’s directors and executive officers and administering and implementing the Company’s incentive compensation plans and equity-based plans. The Compensation Committee’s duties and responsibilities are to:

•	review and approve corporate goals and objectives relevant to the compensation of the Company’s executive officers;
•	evaluate the performance of the Company’s executive officers in light of such goals and objectives; and
•	determine and approve executive officer compensation based on such evaluation.

The Compensation Committee also reviews and discusses the Compensation Discussion and Analysis appearing in the Company’s proxy statements with management, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis set forth herein be included in this proxy statement.

Under the Compensation Committee Charter, the Compensation Committee has the authority to retain compensation consultants. Meridian Compensation Partners was engaged in March 2018 to review our Long-Term Incentive program to ensure it was competitive as an incentive and retention program.  See the discussion under the heading “Compensation Discussion and Analysis” for further information regarding the executive compensation programs. The Compensation Committee also has the authority to obtain advice and assistance from executives, internal or external legal, accounting or other advisors as it determines necessary to carry out its duties.

The Compensation Committee may delegate its authority to determine the amount and form of compensation paid to non-executive employees and consultants to officers and other appropriate supervisory personnel. It may also delegate its authority (other than its authority to determine the compensation of the Chief Executive Officer) to a subcommittee of the Compensation Committee. Finally, to the extent permitted by applicable law, the Compensation Committee may delegate to one or more officers (or other appropriate personnel) the authority to recommend stock options and other stock awards for employees who are not executive officers or members of the Board.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held one meeting in 2019. The Nominating and Corporate Governance Committee’s duties and responsibilities are to:

•	recommend to the Board director nominees for the annual meeting of stockholders;
•	identify and recommend candidates to fill vacancies occurring between annual stockholder meetings; and
•	oversee all aspects of corporate governance of the Company.

The Nominating and Corporate Governance Committee of the Board identifies director candidates based on input provided by a number of sources, including members of the Nominating and Corporate Governance Committee, other directors, our stockholders, members of management and third parties. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by our stockholders and those recommended by other parties. Any stockholder recommendation must be sent to the Secretary of Westwater Resources, Inc. at 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112, and must include detailed background information regarding the suggested candidate that demonstrates how the individual meets the Board membership criteria discussed below. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

As part of the identification process, the Nominating and Corporate Governance Committee takes into account each candidate’s business and professional skills, experience serving in management or on the board of directors of companies similar to the Company, financial literacy, independence, personal integrity and judgment. In conducting this assessment, the Nominating and Corporate Governance Committee will, in connection with its assessment and recommendation of candidates for director, consider diversity (including, but not limited to, gender, race, ethnicity, age, experience and skills) and such other factors as it deems appropriate given the then-current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board. The Board does not have a formal diversity policy for directors. However, the Board is committed to an inclusive membership. Although the Nominating and Corporate Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process. Incumbent directors who are being considered for re-nomination are re-evaluated both on their performance as directors and their continued ability to meet the required qualifications.

The Health, Safety, Environment and Public Affairs Committee

The Health, Safety, Environment and Public Affairs Committee held one meeting in 2019. Its function is to provide oversight to the Company as the Company undertakes and conducts, in compliance with all regulatory, statutory and the Company’s policies, its operations in an economically and socially responsible manner, with due regard to the safety and health of its employees, the impact of its operations on the natural environment, and the social, economic, health and environmental-related impacts in the communities in which the Company operates.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers, which is applicable to the Company’s chief executive officer, chief financial officer, controller, treasurer and chief internal auditor, and a Code of Business Conduct and Ethics, which is applicable to all of directors, officers and employees. Copies of the codes are available on the Company’s website at http://www.westwaterresources.net/corporate/corporate-governance or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Westwater Resources, Inc. at 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112. In the event that the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics for Senior Financial Officers that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, or certain other senior officers and requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons for the amendment or waiver on the Company’s website or, as required by Nasdaq rules, file a Current Report on Form 8 K with the SEC reporting the amendment or waiver.

The Company’s Internet website address is provided as an inactive textual reference only. The information provided on the website is not incorporated into, and does not form a part of, this proxy statement.

Related Party Transactions

The Company’s general policy with respect to related party transactions is included in its Code of Business Conduct and Ethics, the administration of which is overseen by the Audit Committee. Directors and officers are required to report any transaction that the Company would be required to disclose pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K (a “Related Party Transaction”) to the Audit Committee.

The Company collects information about potential Related Party Transactions in its annual questionnaire completed by directors and officers. Potential Related Party Transactions are subject to the review and approval of the non-interested members of the Audit Committee. In determining whether to approve any such transaction, the Audit Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party.

The Company was not a party to any Related Party Transaction since the beginning of 2018.

Board Oversight of Risk Management

The Board has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. The Board relies upon the President and Chief Executive Officer to supervise day-to-day risk management, who reports directly to the Board and certain Committees on such matters as appropriate.

The Board delegates certain oversight responsibilities to its Committees. For example, while the primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations and ethics rests with the management, the Audit Committee provides risk oversight with respect to the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and corporate policies and controls, and the independent auditor’s selection, retention, qualifications, objectivity and independence. Additionally, the Compensation Committee provides risk oversight with respect to the Company’s compensation programs, and the Nominating and Governance Committee provides risk oversight with respect to the Company’s governance structure and processes and succession planning. The Board and each Committee consider reports and presentations from the members of management responsible for the matters considered to enable the Board and each Committee to understand and discuss risk identification and risk management.

AUDIT COMMITTEE REPORT

The Audit Committee, operating under a written charter adopted by the Board, reports to and acts on behalf of the Board by providing oversight of the Company’s independent auditors and the Company’s financial management and financial reporting procedures. Management has primary responsibility for preparing the Company’s financial statements and establishing and maintaining effective internal financial controls and for the public reporting process. Moss Adams LLP, the Company’s independent registered public accountants, is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed with management and Moss Adams LLP the audited financial statements for the year ended December 31, 2019, the Moss Adams audit fees, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with Moss Adams LLP the matters that are required to be discussed by the applicable Public Company Accounting Oversight Board and SEC standards. Moss Adams LLP has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Moss Adams LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Moss Adams LLP that firm’s independence. The Audit Committee also concluded that Moss Adams LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Moss Adams LLP’s independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10‑K for 2019 and selected Moss Adams LLP as the independent registered public accountants for the Company for 2020.

The Report was submitted by the following members of the Audit Committee of the Board:

Marvin K. Kaiser, Chairman

Tracy D. Pagliara

Karli S. Anderson

The information contained in the foregoing Audit Committee Report shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into a future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

DIRECTOR COMPENSATION

Annual Compensation

In 2019, the compensation of non-employee directors consisted of an annual $50,000 cash retainer, earned at a rate of $12,500 per quarter. The compensation of the Company’s current Chairman of the Board, Mr. Cryan, consisted of $27,500 per quarter. All of the Company’s directors are also reimbursed for reasonable out-of-pocket expenses related to attendance at Board and Committee meetings.

In addition, each non-employee director earned $1,250 per quarter for each committee served upon, with the Chairman of each committee earning either an additional $2,500 per quarter (in the case of the Audit and Compensation Committees) or $1,250 per quarter (in the case of the Nominating and Corporate Governance and the Health, Safety, Environment and Public Affairs Committees) for such service.

The following table summarizes all compensation earned by directors, excluding Mr. Jones, whose compensation is set forth in the 2019 Summary Compensation Table, in the year ended December 31, 2019.

	Fees Earned
	or	Stock
	Paid in Cash	Awards	Total
Name	($)	($) (1)	($)
Terence J. Cryan	120,000	—	120,000
Marvin K. Kaiser	75,000	—	75,000
Patrick N. Burke	21,766	—	21,766
Tracy D. Pagliara	65,000	—	65,000
Karli S. Anderson	72,295	—	72,295

(1)

Represents the grant date fair value of equity awards granted during 2019 in accordance with FASB ASC Topic 718. See Note 9—Stock Based Compensation of the Notes to Consolidated Financial Statements in Item 8 of this Annual Report on Form 10‑K for a discussion of valuation assumptions for stock and option awards.

The number of RSUs and vested and unvested stock options held by each non-employee director at fiscal year-end 2019 is shown below:

	Number of	Number of	Restricted
Name	Vested Options	Unvested Options	Stock Units
Terence J. Cryan	946	—	—
Marvin K. Kaiser	957	—	—
Patrick N. Burke	946	—	—
Tracy D. Pagliara	946	—	—
Karli S. Anderson	—	—	—

EXECUTIVES AND EXECUTIVE COMPENSATION

Executive Officers

The executive officers serve at the discretion of the Board. All officers are employed on a full-time basis.

Name	Age	Position
Christopher M. Jones	61	President and Chief Executive Officer
Jeffrey L. Vigil	66	Vice President—Finance and Chief Financial Officer
Dain A. McCoig	40	Vice President—Operations

Christopher M. Jones – please see above under “Proposal 3: Election of Directors” for information about Christopher M. Jones, the Company’s President and Chief Executive Officer.

Jeffrey L. Vigil joined the Company as Vice President—Finance and Chief Financial Officer in June 2013. Mr. Vigil is a mining industry financial veteran with more than thirty years of financial management experience in both production stage and development stage enterprises. Previously, he served in various financial positions, including Chief Financial Officer, at Energy Fuels, a uranium company, from April 2009 to May 2013, where he was responsible for financial and management reporting, equity financings, tax planning and compliance, treasury functions and risk management. Mr. Vigil also managed financial, operational and legal due diligence for a number of acquisitions. Prior to Energy Fuels, he served as Chief Financial Officer for Koala Corporation. Mr. Vigil is a graduate of the University of Wyoming with a Bachelor of Science degree in Accounting and is a licensed Certified Public Accountant in the state of Colorado.

Dain A. McCoig joined the Company in 2004 as Plant Engineer and was promoted to Kingsville Dome Plant Supervisor in 2005, Senior Engineer in August 2008, Manager—South Texas Operations in April 2010, Vice President—South Texas Operations in January 2013 and Vice President—Operations in May 2018. Mr. McCoig earned a Bachelor of Science degree in Mechanical Engineering from Colorado School of Mines in 2002 and attained his certification as a Professional Engineer from the Texas Board of Professional Engineers in 2010.

Compensation Discussion and Analysis

In this section, we discuss the Company’s compensation philosophy and describe the compensation program for the senior executive team. We explain how the Board’s Compensation Committee determines compensation for its senior executives and its rationale for specific 2019 decisions. We also discuss numerous changes the Compensation Committee has made to its program over the last two years to address recent failed “Say-on-Pay” proposals and to advance its fundamental objective: aligning executive compensation with the long-term interests of stockholders.

The Compensation Discussion and Analysis describes the compensation of the following named executive officers (“NEOs”):

Name	Title
Christopher M. Jones	President, Chief Executive Officer and Director
Jeffrey L. Vigil	Vice President—Finance and Chief Financial Officer
Dain A. McCoig	Vice President—Operations

Executive Summary

The Company’s executive compensation program is designed to attract and retain qualified management personnel, to align the Company’s management interests with that of its stockholders, and to reward exceptional organizational and individual performance. Performance of the Company’s executives is evaluated based on financial and non-financial goals that balance achievement of short-terms goals related to the continued improvement of the Company’s business and long-term goals that seek to maximize stockholder value.

As a result of a negative outcome on Westwater’s “Say-on-Pay” vote at the annual meetings of stockholders in April 2018 and April 2019, the Board and Compensation Committee took the following actions:

•	maintained the NEO base salaries in fiscal year 2019 at the same level as fiscal year 2018;
•	did not award short term incentive payouts for our executive team for fiscal year 2018;
•

determined that the 2017 long-term incentive restricted stock unit (“RSU”) awards did not meet the performance criteria in both fiscal years 2018 and 2019, for failure of vesting conditions based on shareholder return and specific performance objectives, and a portion of the awards were forfeited;

•	restructured the Compensation Committee membership and leadership;
•

developed a survey for stockholders to specifically address equity-based executive compensation, posted that survey on the Company’s website in December 2019, and then collected the results of that survey and incorporated those results into executive compensation decision-making;

•	established specific goals and objectives for short-term incentive (STI) and long-term incentive (LTI) awards in early 2019; and
•	measured NEO performance (in January 2020) against the 2019 STIs.

Further discussion regarding Westwater’s specific performance and goal attainment, and changes made to its executive compensation program in response to the negative “Say-on Pay” vote, are included below.

Philosophy and Objectives of Our Compensation Plan

The Company’s compensation program is centered around a philosophy that focuses on management retention, alignment of interests between management and the stockholders and pay-for-performance compensation. The Company believes this philosophy allows the Company to compensate its NEOs competitively, while simultaneously ensuring continued development and achievement of key business strategy goals. The Compensation Committee firmly believes that the Company’s pay-for-performance philosophy should recognize both short- and long-term performance and should include both cash and equity compensation arrangements that are supported by strong corporate governance, including active and effective oversight by the Compensation Committee.

The Compensation Committee has outlined the following objectives for compensation of our NEOs and considers such objectives in making compensation decisions:

Objective	Description
Attraction and Retention

The Company provides competitive compensation to its NEOs and tie a significant portion of compensation to time-based and performance-based vesting requirements. Together, these actions help to ensure that the Company can continue to attract and retain key management personnel.

Pay for Performance

A significant portion of each NEO’s compensation is “at-risk” or variable, based on predetermined performance criteria. Such criteria include both short- and long-term goals, as well as financial and non-financial goals. The Compensation Committee considers each of these criteria in making its compensation decisions each year.

Pay Mix	The Company uses a variety of fixed-pay and incentive compensation forms, including cash, stock, options and RSUs.
Alignment of Incentives	The Company requires its CEO and CFO to obtain a significant stock ownership stake in the Company and tie a meaningful portion of NEO compensation to awards that vest over multi-year periods.
Competitive Packages	The Company evaluates its compensation program in an effort to provide a competitive compensation package to each NEO that takes into account their responsibilities, performance and organization.

How Executive Compensation is Determined

Role of the Compensation Committee

The Compensation Committee oversees the Company’s executive compensation programs. Additionally, the Compensation Committee is charged with the review and approval of all annual compensation decisions relating to the NEOs and other officers.

The Compensation Committee is composed entirely of independent, non-management members of the Board. Each member of the Compensation Committee is both a “non-employee director” within the meaning of Rule 16b‑3 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. No Compensation Committee member participates in any of the Company’s employee compensation programs. Each year the Company reviews any and all relationships that each director has with the Company, and the Board subsequently reviews these findings. The responsibilities of the Compensation Committee, as stated in its charter, include the following:

•	review and make such recommendations to the Board as the Compensation Committee deems advisable with regard to all incentive-based compensation plans and equity-based plans;
•	review and approve the corporate goals and objectives that may be relevant to the compensation of NEOs;
•	evaluate the performance of the NEOs in light of the goals and objectives that were set and determine and approve the compensation of the NEOs based on such evaluation; and
•	review and approve the recommendations of the CEO with regard to the compensation of all officers of the Company other than the CEO.

Role of Management

The Compensation Committee considers input from the CEO when making executive compensation decisions for the other NEOs. The CEO’s input is useful because the CEO reviews and observes the performance of the other NEOs. No other NEO is present or privileged to the recommendations of the CEO to the Compensation Committee. The Compensation Committee and the Board of Directors determine the compensation of the CEO without any management input.

Financial and Non-Financial Performance Goals

The Compensation Committee believes that a significant portion of each NEO’s compensation should be tied to the Company’s performance measured against specific financial performance targets. The Company measures financial performance awards against certain operational cost targets, budget targets and development, production, restoration and/or reclamation objectives. The Compensation Committee also believes that a significant portion of NEO compensation should be tied to the creation and protection of stockholder value through the achievement of non-financial performance goals and core values. Both financial and non-financial performance goals have changed from time to time and will continue to change as the conditions of the Company and the graphite, lithium and uranium markets evolve. The Company’s core values are identified below.

Core Values:    Continuous Improvement in:

•	Safety:

oOf each other;

oOf our environment;

oOf the communities where we work;

oOf our assets; and

oOf our reputation.

•	Cost Management:

oEveryone manages cost;

oFocus on first quartile cost performance; and

oEffective and efficient use of our cash.

•	Reliability and Integrity:

oImproving our processes every day;

oLeadership with integrity counts;

oEmpowered people make the difference; and

oConservative promises well kept.

Peer Group Analysis and Use of Compensation Consultants

The Company has historically evaluated its compensation program against the programs at other companies in order to ensure its compensation program is competitive. Peer companies were selected based on (i) revenue scope within a reasonable range, (ii) asset size within a reasonable range of the Company’s asset size, and (iii) mining companies with operational scope comparable to that of the Company – specifically, mining companies with operational activities versus pure “junior” developmental/exploration companies.  During 2018, the Compensation Committee utilized the services of Meridian Compensation Partners which reviewed Westwater’s LTI program to ensure it was competitive as an incentive and retention program.

2013 Omnibus Incentive Plan

In June 2013, Westwater adopted the 2013 Omnibus Incentive Plan (the “2013 OIP”) to provide flexibility in structuring its executive compensation program and to ensure that it would have a sufficient number of shares of common stock available for equity-based awards that it expects to make to eligible individuals over the next several years. The 2013 OIP replaced all prior plans and no more awards were granted under any of the prior plans following the adoption of the 2013 OIP.

The 2013 OIP provides the Compensation Committee substantial flexibility in structuring awards that meet the objectives outlined above. In particular, the 2013 OIP permits the grant of performance-based and time-based RSUs, with many possible performance criteria available as the Compensation Committee determines to be appropriate. In addition to RSUs, the 2013 OIP provides for the grant of awards of stock options, stock appreciation rights, restricted stock, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards and cash bonus awards. All of the Company’s officers, directors and employees, and the officers, directors and employees of our subsidiaries and affiliates are eligible to receive awards under the 2013 OIP. In addition, consultants, advisors and certain other individuals whose participation in the 2013 OIP is determined to be in the best interests of the Company by the Compensation Committee may participate. Incentive share options, however, are only available to employees. Please see Proposal 2 for further information about the 2013 OIP and certain proposed amendments to the 2013 OIP.

The 2013 OIP is administered by the Compensation Committee. The Compensation Committee also interprets the provisions of the 2013 OIP. The Compensation Committee also determines who will receive awards under the 2013 OIP, the types of award made, the terms and conditions of awards, and the number of shares of common stock subject to an award, if the award is equity-based.

Executive Compensation Elements

The following table illustrates the principal elements of the Company’s executive compensation program, each of which is evaluated and updated on an annual basis by the Compensation Committee:

Pay Element	Characteristics	Primary Objective
Base Salary	Annual fixed cash compensation	Attract and retain qualified and high performing executives
Short-Term Incentive Compensation	Annual compensation based on the achievement of predetermined performance goals	Incentivize NEOs to achieve the short-term performance goals established by the Compensation Committee
Long-Term Incentive Compensation	Long-term equity awards granted as time-based and performance-based RSUs or stock options	Retain NEOs and align their interests with the interests of the stockholders

In addition to the above-mentioned elements, the Company also provides a retirement, health and welfare benefit component to the executive compensation program.

Actions Taken by the Board and the Compensation Committee as a Result of the Failed Say-on-Pay Proposals

The Compensation Committee takes shareholder feedback seriously.  The Committee considers the results of the advisory vote of the stockholders at each annual meeting as the Committee completes its annual review of each pay element and the compensation packages provided to our NEOs. Based on its review and analysis as well as stockholder outreach in 2018 and 2019, the Compensation Committee regularly evaluates whether the compensation program provides a competitive pay-for-performance package that effectively incentivizes its NEOs to maximize stockholder value. The Compensation Committee will continue to consider the outcome of the Company’s Say-on-Pay votes and its stockholder views when making future compensation decisions for our NEOs.

At our 2018 Annual Meeting, 51% of the shares cast on the Say-on-Pay proposal voted against the compensation paid to our NEOs, 45% voted to approve such compensation, and 4% abstained.  Due to the results of the Say-on-Pay vote, the Compensation Committee initiated and directed a comprehensive review of the Company’s compensation policies and practices.  The Board of Directors directed management to contact some of our largest stockholders to determine how the Company can improve its executive compensation practices.  As a result of investor outreach, the Compensation Committee did not award short-term incentive (STI) bonuses to NEOs for 2018.  In addition, since total shareholder return in 2018 did not meet specific performance objectives identified in the 2017 LTI goals set by the Compensation Committee, 2018 performance-based RSUs were forfeited.

Also in direct response to the failed Say-on-Pay proposal at the 2018 Annual Meeting, the Board of Directors held a meeting on January 29, 2019 and therein accepted an offer from Patrick Burke to step-down as Chairman of the Compensation Committee.  At the same meeting, the Board appointed Karli Anderson to the Compensation Committee, and also appointed her to serve as the new Chairman of the Compensation Committee effective immediately. Mr. Burke continued to serve on the Compensation Committee until April 18, 2019, when the 2019 annual general meeting of stockholders was held and Mr. Burke’s term as a director ended.

At our 2019 Annual Meeting, 45% of the shares cast on the Say-on-Pay proposal voted against the compensation paid to our NEOs, 39% voted to approve such compensation, and 26% abstained. In direct response to the failed Say-on-Pay proposals at the 2018 and 2019 Annual Meetings, the Compensation Committee of the Board of Directors held meetings on August 6, 2019 and August 15, 2019 and therein directed the Westwater management team to prepare a survey of stockholders in order to solicit their input regarding the Company’s compensation structure for its named executive officers.  The stockholder survey was conducted in December 2019 and its results are discussed below.

Deliberations of the Compensation Committee in 2019

The Compensation Committee of the Board of Directors currently consists of three independent directors:  Ms. Anderson (as Chair), and Tracy D. Pagliara and Marvin K. Kaiser.  In 2019, the Compensation Committee held seven meetings and its members engaged in numerous additional informal telephone conference calls.  At every meeting in 2019, the Compensation Committee discussed executive compensation issues and made several significant decisions involving both short-term incentive (STI) awards and long-term incentive (LTI) awards for the named executive officers, as follows:

•

On January 22, 2019, the Compensation Committee held a meeting and therein questioned whether any STI award should be made to Westwater’s management team in light of the failed Say-on-Pay proposal at the 2018 Annual Meeting.

•	On January 29, 2019, the Compensation Committee held a meeting and therein accepted two recommendations from the Westwater management team:

othat the three NEOs would forego an STI award for 2018 in light of the failed Say-on-Pay proposal at the 2018 Annual Meeting and the absence of specific STI goals and objectives for 2018; and

othat two-thirds of previously issued LTI awards that were tied to shareholder performance metrics would be forfeited because those metrics were not met.

•

On February 14, 2019, the Compensation Committee held a meeting and therein considered 2019 STI goals and 2019 LTI goals and objectives that were presented by Westwater management and discussed whether different goals should be added to or substituted for the 2019 STIs in order to enhance alignment between  management and shareholders.  The Committee directed the management team to work towards the proposed goals but recognizing that changes could be made after further consideration by the Committee.

•	On April 2, 2019, the Compensation Committee held a meeting and therein approved a revised set of 2019 STIs and the 2019 LTIs based upon input received from the Westwater management team.
•	On August 6, 2019, the Compensation Committee held a meeting and therein considered and acted upon the following:

oin direct response to failed Say-on-Pay proposals at the 2018 and 2019 Annual Meetings of Stockholders, the Compensation Committee discussed the value of conducting a survey of the Company’s stockholders in matters involving executive compensation and directed the Westwater management team to prepare such a survey for consideration by the Committee and eventual posting on the Company’s website after the third quarter financials were issued; and

ore-affirming its decision not to issue STI awards to the three NEOs for fiscal year 2018 but concluding that, as appropriate, STI and LTI awards for performance in fiscal year 2019 could be determined, in part, based upon extraordinary circumstances in 2019; and

•	On August 15, 2019, the Compensation Committee held a meeting and therein considered and acted upon two relevant issues:

oLTI awards made in July 2018 that were conditioned upon a stockholder approval of an increase to the 2013 Omnibus Incentive Plan, which occurred at the 2019 Annual Meeting in April 2019, should be made; and

othe nature of the stockholder survey as well as the method and timing of its availability was discussed.

•	On December 19, 2019, the Compensation Committee held a meeting and therein considered the following three relevant issues:

othe Committee acknowledged that the STI goals established at the beginning of 2019 and decided against changing those goals despite changes in the Company’s business activities, which occurred throughout the year, making some of those goals unachievable;

othe Committee recognized that some of the Company business activities that occurred in 2019 may warrant a discretionary STI award and requested the Westwater management team to address those issues separately; and

othe Committee requested that its deliberations during fiscal 2019 on executive compensation be incorporated into the Compensation Discussion & Analysis in this proxy statement.

2019 Stockholder Survey on Executive Compensation

As noted above, on August 6, 2019 and on August 15, 2019, the Compensation Committee of the Board of Directors held meetings and therein directed the Westwater management team to prepare a survey of stockholders regarding the Company’s compensation structure for its NEOs.  Through informal discussions with Westwater’s management team, the Compensation Committee and other members of the Board of Directors participated in the development of the survey questions.  On December 7, 2019, the Chairman of the Board approved the survey and issued a letter to the Company’s stockholders encouraging their participation.  Immediately thereafter the Westwater management team posted the survey to the Company’s website, caused the survey also to be posted to website of a third-party service provider, and sent a broadcast email message to approximately 2,500 addresses from Westwater’s investor relations database alerting them to the availability of the survey.

The survey was posted for approximately two (2) months and during that time Westwater received 64 responses, of which 55 responses indicated that they owned Westwater common stock.  All responses were provided anonymously.  The survey revealed that the stockholders are aligned with the Board of Directors in their expectations regarding compensation planning for the Company’s NEOs.  The stockholders agreed with the Board that NEO incentive compensation should emphasize goal achievement, should be “at risk” and should be tied to approved key performance indicators.  In addition, the stockholders agreed that STI and LTI awards should be granted when the Westwater management team is challenged with and achieves goals that include specific performance criteria, but if those criteria are not satisfied, the STI or LTI award should be “at risk” – i.e., the failure to achieve a goal forfeits in part or in whole the incentive compensation that is tied to the goal.

The survey also reveals that the stockholders would prefer LTI awards issued to NEOs to consist principally of performance-based stock awards and to a lesser extent time-based awards.  When evaluating the long-term performance of the Company’s executive management team, the preference is to reward in greater proportion the achievement of specific goals, with the remainder tied to length of service.  Finally, the surveyed stockholders believe that approximately one-quarter of the total NEO compensation should involve equity compensation.

2019 STI and LTI Goals and Objectives

The Company did not have proper goals and objectives for STI awards in place for 2018, which contributed in part to the decision by the Compensation Committee not to make an STI award to the NEOs for fiscal 2018.  The Company had LTI goals and objectives from 2017 that were both performance-based and time-based, and which were operative in 2018; however, the performance-based portions of those 2017 LTIs were not met and they lapsed in 2018.  The Company had only time-based LTI goals in 2018, which were operative in both 2018 and 2019.

In early 2019, the Compensation Committee directed the Westwater management team to prepare both STI and LTI goals for 2019 and beyond, and to present them to the Committee for consideration and approval.  As noted above, on February 14, 2019, the Compensation Committee held a meeting and therein considered 2019 STI goals and 2019 LTI goals that were presented by Westwater management and discussed whether different goals should be added to or substituted for the 2019 STIs.  The Committee directed the management team to work towards the proposed goals while recognizing that changes could be made after further consideration by the Committee.  On April 2, 2019, the Compensation Committee held a meeting and therein approved the following 2019 STIs and 2019 LTIs based upon input received from the Westwater management team, all of which goals were substantially uncertain of achievement as of April 2, 2019:

2019 Short-Term Incentive Goal (each to be achieved by December 31, 2019)	Weighting
Zero lost-time accidents and zero reportable environmental incidents	10%
Complete three (3) additional tests of purified micronized graphite (PMG) with customers	10%
Complete land acquisition, permitting and financing for graphite pilot plant	40%
Achieve commercial production (24‑hrs continuous operation) at the graphite pilot plant	40%

2019 Long-Term Incentive Goal (stock award granted in 2019 but vesting contingent per below)	Weighting
Vesting contingent upon the publication of a feasibility study for the graphite production facility by no later than December 31, 2020	⅓
Vesting contingent upon the completion of the first continuous 24‑hours of operation of the graphite production facility by no later than December 31, 2021	⅓
Vesting contingent upon the completion of time-based service with the Company -- ⅓ each on the 31st day of March 2020, 2021 and 2022	⅓

The Compensation Committee’s evaluation of the NEO’s performance in fiscal 2019 against the 2019 STI goals, as well as the evaluation of NEO’s performance against the 2017 LTI goals and the 2018 LTI goals is discussed below.

Evaluation of NEO performance in fiscal 2019

The 2019 compensation mix for the NEOs demonstrates the Company’s philosophy regarding significant long-term and performance-based compensation. Over 22% of the total compensation of CEO, and approximately 18% of total compensation for all of NEOs, was performance-based and not guaranteed. The Compensation Committee anticipates granting additional long-term performance-based and time-based equity awards to executive officers during the course of 2020 to continue aligning their long-term incentives with those of stockholders.

The following is a summary of the components of the compensation policy for NEOs. As described in greater detail below, for 2020 short-term and long-term incentive programs were effective for each NEO—specifically, Messrs. Jones, Vigil and McCoig.

Base Salary

The Compensation Committee establishes base salaries for our executives based on the scope of their responsibilities, and takes into account competitive market compensation paid by comparable mining industry companies. The Company believes that a competitive compensation program will enhance its ability to attract and retain senior executives. In each case, the Compensation Committee takes into account each officer’s  (i) current and prior compensation, (ii) scope of responsibilities, (iii) experience, (iv) comparable market salaries and (v) the Company’s achievement of performance goals (both financial and non-financial). The Compensation Committee also (i) has the opportunity to meet with the officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual’s performance and (ii) reviews reports of the CEO presented to the Compensation Committee, evaluating each of the other officers, including a review of their contributions and performance over the past year, strengths, weaknesses, development plans and succession potential.

For fiscal 2018, after taking into account the above-mentioned factors, historical base salaries, the performance of the NEOs and the challenging uranium pricing environment, the Compensation Committee increased base salaries for NEOs by 5% in fiscal 2019, as follows:

		2019 Base
Name	Title	Salary
Christopher M. Jones	President and Chief Executive Officer	$303,200
Jeffrey L. Vigil	Vice President—Finance and Chief Financial Officer	$220,500
Dain A. McCoig	Vice President—South Texas Operations	$202,000

For more information about the 2019 base salaries for each of our NEOs, please see “2019 Summary Compensation Table” on page 43.

Retirement, Health and Welfare Benefits

The Company offers a variety of health and welfare and retirement programs to all eligible employees. The NEOs generally are eligible for the same benefit programs on the same basis as the rest of employees. The Company’s health and welfare programs include medical, dental and vision. In addition to the foregoing, the NEOs are eligible to participate in the following program:

401(k) Profit Sharing Plan.  The Company maintains a defined contribution profit sharing plan for employees (the “401(k)”) that is administered by a committee of trustees appointed by the Company. All employees are eligible to participate upon the completion of one month of employment, subject to minimum age requirements. In past years, the Company has made contributions to the 401(k) without regard to current or accumulated net profits of the Company, but the Company suspended matching contributions at the beginning of January 2015.

No Perquisites

The Company does not provide any perquisites, whether cash or otherwise, to its NEOs. Westwater feels that its executive compensation program, particularly given the challenging uranium pricing environment, provides its NEOs with competitive compensation such that the Company does not need to provide any perquisites to achieve the goals of its executive compensation program.

Short-Term Incentive Compensation

In a meeting on December 19, 2019, the Compensation Committee began the process of evaluating the NEOs for their performance in fiscal 2019 as measured against the 2019 STI goals identified above.  Despite there having been changes in the Company’s business activities throughout fiscal 2019, which made some of the goals unachievable, the

Committee decided against changing those goals.  Instead, the Committee recognized that some of the Company business activities that occurred in fiscal 2019 may warrant a discretionary STI award and requested the Westwater management team to address those issues separately.  Later in December 2019, the Westwater management team proposed the following scoring as regards their 2019 STI goals:

•

With regard to the first STI goal, the Company reported that there had been no lost time actions and no reportable safety or environmental incidents throughout fiscal 2019.  As a result, the Westwater management team recommended full payout on the first goal.

•

With regard to the second STI goal, the Company reported that one round of PMG testing with a third party had been completed and, as a result of its success, further qualification testing with a larger sample size had been requested.  However, because the STI goal required three tests and only one test was accomplished, the Westwater management team recommended one-third payout on the second goal.

•

With regard to the third and fourth STI goals, the Company reported that land acquisition, permitting and financing of the graphite pilot plant was not completed and 24‑hours of continuous operation of the graphite pilot plant was not completed.  The Westwater management team explained that the reason for missing these two STI goals was due to a business decision to pivot to a third-party entity to perform the pilot scale work, instead of developing the pilot plant internally, which saved the Company both time and money.  The Westwater management team also explained that the pivot was carefully considered, vetted within management and with the Board, and executed flawlessly.  Nevertheless, because the two latter STI goals had not been met, the Westwater management team recommending no payout on either the third or fourth goals.

In response to the request from the Compensation Committee for information to assess whether the Company’s activities associated with the business pivot (as described above) as well as whether other considerations should qualify for a discretionary STI award, the Westwater management team provided the Compensation Committee with the following additional information:

•

When the STI goals for fiscal 2019 were developed and approved, Westwater’s graphite business plan was to perform pilot plant work in-house using purchased machinery.  However, by the summer of 2019, various developments beyond the control of the Company and previously unknown prompted the Westwater management team to pivot away from an in-house graphite pilot plant and to use instead a third-party contractor to perform pilot scale work and another third-party contractor to perform graphite processing – each with their own equipment.  The Westwater management team determined that the pivot was in the best interest of the Company, and secured approval from the Board to proceed, even though in formalizing the pivot the third and fourth STI goals were no longer achievable.  The pivot was formalized in November 2019 with all the benefits described below.

oThe graphite business plan was de-risked and improved by using third party contractors and avoiding staffing and technology licensing costs associated with the in-house option;

oThe anticipated capital expenditures for the pilot plant were reduced by over $1 million;

oRoyalty payments that would have been owed for technology licensing required with the in-house option were eliminated, which would have amounted to approximately $28 million over the life of the graphite project;

oThe ability to study and utilize alternate methods for graphite purification were available with the third party contractors, which could save costs and simplify operations;

oLicensing costs and longer time frames associated with the in-house pilot plant option were eliminated; and

oWhile land acquisition costs are delayed, production plant design and construction activities and timing are not negatively impacted.

•

The Company secured a long-term purchase agreement for the supply of graphite concentrate with a cap and collar pricing mechanism to mitigate the cost swings.  As a result, the supply of raw material has been secured until building of the Coosa Graphite Mine (expected 2028), which also allows an on-plan start-up of the battery graphite production facility in 2022.

•

The Company encountered financial constraints during the first-half of 2019 that necessitated timely, effective and creative solutions that included putting an equity line of credit (ELOC) financing facility in place with Lincoln Park Capital, LLC. The ELOC was obtained at a considerably lower cost than what would have been available through a publicly-marketed financing.  To achieve the full value of the ELOC, the Westwater management team successfully convened a special meeting of the stockholders, who approved the issuance of up to 3.2 million shares through the ELOC.

In an executive session that occurred on January 15, 2020, the Compensation Committee met and agreed with the scoring proposed by the Westwater management team for the STI goals.  Specifically, the Compensation Committee awarded a full payout for the first goal (10 percent) and a one-third payout for the second goal (3.33 percent) but no payout for either the third or fourth goals.  The Compensation Committee also agreed that the Westwater management team should be awarded a discretionary payout (of 61.7 percent) for their extraordinary performance throughout fiscal 2019 in the following areas:

•	The business pivot from an in-house graphite pilot plant to third-party contractor as described above and with the cost, schedule and risk mitigation benefits derived from the pivot;
•	The efforts to confirm the presence of vanadium at the Company’s Coosa Graphite Project in Alabama;
•	The closing of the sale to Uranium Royalty Corp. of several of the Company’s uranium royalties and the remainder of a promissory note for a prior sale of a uranium property; and
•	The successful efforts to recapitalize the Company with the ELOC from Lincoln Park and to hold the related special meeting of stockholders in August 2019.

Long-Term Incentive Compensation

In September 2017, the Compensation Committee approved the 2017 LTI goals that set long-term performance criteria for each of the NEOs with the awards being restricted stock units whose vesting was contingent on satisfying each of the goals. Two-thirds of the RSU grant would vest based upon the achievement of such performance criteria, with the other one-third in each case vesting based upon continued service to the Company.  If the performance-based criteria, which includes total shareholder return, are not achieved in the relevant period, then the corresponding performance-based shares are forfeited.

The criteria for vesting of 2017 LTI awards for 2019 were:

•	Longevity – completing a full year of service in 2019 (33% - awarded for 2019)
•	Implementing a plan to produce cash flow in 2019 (33% - forfeited as the plan was delayed due to financial constraints); and
•	Total Shareholder Return (“TSR”) (33% - forfeited as the TSR was negative for 2019 – see below)

In evaluating TSR performance in 2019, the Compensation Committee compared the Company’s stock performance against the performance of the Global X Uranium ETF and Global X Lithium ETF, which the Compensation Committee concluded represents a better measure of the status of the uranium industry than any potential peer group.

In July 2018, the Compensation Committee approved the 2018 LTI goals that set long-term criteria for each of the NEOs with the awards being 10‑year stock options.  A portion of the award vested upon the grant of the award and the remainder vesting if the stockholders at the 2019 Annual Meeting approved an increase in the number of shares to be available for issuance under the 2013 Omnibus Incentive Plan.  On April 18, 2019, the stockholders approved the increase to the Omnibus Plan and the remainder of the 2018 LTI award immediately vested.

The 2019 LTI goals approved by the Compensation Committee in April 2019, and reviewed above, do not have any criteria that vested in 2019.  Two-thirds of the 2019 LTI goals are performance based and one-third are service-based.  The awards associated with the 2019 LTI goals will vest, if at all, in fiscal 2020 and 2021.  If the performance-based criteria are not achieved in the relevant period, then the corresponding performance-based shares are forfeited.

The Compensation Committee expects the incentive program to evolve over time as the Company transitions from its current primary focus on developmental and restoration activities to an operational focus driving towards enhancement of profit and stockholder returns.

Stock Ownership Policy

The Compensation Committee believes that stock ownership by senior management and stock-based performance compensation arrangements are beneficial in aligning management and stockholders’ interests and serves as an executive retention tool through vesting and post-vesting holding period requirements. To that end, the employment agreements for each of Mr. Jones and Mr. Vigil establish stock ownership targets for each executive of stock valued at three times the initial base salary of each executive under the employment agreements. Each of Mr. Jones and Mr. Vigil had five years from his respective employment date to reach the stock ownership target. As part of our efforts to refinance and restructure the Company, Messrs. Jones and Vigil did not receive long-term incentive grants in some years to facilitate these objectives.

Target Total Direct Compensation for Fiscal 2020

Based in part on the results of the shareholder feedback, thee target compensation packages for our NEOs in 2020 will continue to be comprised of base salary and, subject to Compensation Committee approval, both STI and LTI awards are contingent upon achieving specific criteria.  For STI awards, performance-based specific objectives will be used and should be in place in the first quarter of fiscal 2020.  For LTI awards, both time-based and performance-based specific objectives will be used, including total shareholder return relative to industry performance, and they should be in place in the first quarter of fiscal 2020 as well. Base salaries for the NEOs have been positioned to reflect job content and competitive pay practices, as discussed above.

Tax Treatment

Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for corporate federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer, chief financial officer and each of the three next most highly compensated executive officers of a public company. Prior to the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, compensation that satisfied conditions set forth under Section 162(m) to qualify as "performance-based compensation" was not subject to the limitation, and the limitation did not apply to compensation paid to the chief financial officer. The Tax Cuts and Jobs Act eliminated the performance-based compensation exception beginning January 1, 2018, but provided a transition rule with respect to remuneration provided pursuant to a written binding contract that was in effect on November 2, 2017 and not materially modified after that date.

The Compensation Committee considers the anticipated tax treatment to the Company when determining executive compensation. It should be noted that there are many factors which are considered by the Compensation Committee in determining executive compensation, and the Compensation Committee retains flexibility in establishing the Company’s executive compensation programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019.

This Report was submitted by the following members of the Compensation Committee of the Board:

Karli S. Anderson, Chairman

Marvin K. Kaiser

Tracy D. Pagliara

The information contained in the foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into a future filing under the Securities Act or the Exchange Act, except to the extent Westwater specifically incorporates this Report by reference therein.

2019 Summary Compensation Table

The following table sets forth information regarding 2019 and 2018 compensation for each of our NEOs;

			Option		All Other
		Salary	Awards		Compensation
Name and Principal Position	Year	($)	($)(1)	Bonus ($)	($)(2)	Total ($)
Christopher M. Jones	2019	303,200	183,260	136,440	1,253	624,153
President and CEO	2018	303,200	73,714	—	1,253	378,164
Jeffrey L. Vigil	2019	220,500	66,644	49,613	814	337,571
Vice President – Finance and CFO	2018	220,500	26,803	—	814	248,117
Dain A. McCoig	2019	202,000	61,042	45,450	1,253	309,745
Vice President – Operations	2018	202,000	24,554	—	1,253	227,807

(1)

See Note 9—Stock Based Compensation of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019 for a discussion of valuation assumptions for the stock awards. The stock awards column presents the aggregate grant date fair value of RSUs calculated in accordance with FASB ASC Topic 718.

(2)	Includes life insurance premiums paid by the Company on behalf of the named officer.

2019 Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2019 for the NEOs. The table also shows unvested and unearned stock awards and RSUs assuming a market value of $2.11 per share, the closing market price of Westwater’s stock on December 31, 2019.

		Option Awards				Stock Awards
						Equity	Equity
						Incentive	Incentive
						Plan	Plan Awards:
						Awards:	Market or
						Number of	Payout
						Unearned	Value of
		Number of	Number of			Shares,	Unearned
		Securities	Securities			Units or	Shares,
		Underlying	Underlying			Other	Units or Other
		Unexercised	Unexercised	Option		Rights	Rights That
	Vesting	Options	Options	Exercise	Option	That Have	Have
	Commencement	(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)	($)
Christopher M. Jones	3/12/2013	92	—	32.76	3/12/2023	—	—
	7/19/2018	3,829	—	19.25	7/19/2028	—	—
	4/18/2019	9,520	—	19.25	4/18/2029	—	—
Jeffrey L. Vigil	7/19/2018	1,392	—	19.25	7/19/2028	—	—
	4/18/2019	3,462	—	19.25	4/18/2029	—	—
Dain A. McCoig	4/1/2010	4	—	87.60	4/1/2020	—	—
	7/19/2018	1,276	—	19.25	7/19/2028	—	—
	4/18/2019	3,171	—	19.25	4/18/2029	—	—

Potential Payments Upon Termination or Change in Control

Employment Agreements

The employment agreements with Messrs. Jones and Vigil provide that, in the event of a change of control, if either executive is terminated without cause (as defined therein), demoted or has his responsibilities materially changed, or circumstances arise that constitute good reason (as defined therein), the Company will pay severance in an amount equal to two years of base salary in the case of Mr. Jones and one-and-one-half year of base salary in the case of Mr. Vigil, in each case in a lump sum within 30 days after his termination or termination of the agreement. If the Company otherwise terminates either executive, including following the disability of either executive, without cause, or fails to renew either employment agreement, or either executive otherwise terminates his employment for good reason, the Company will pay severance in an amount equal to one year of base salary in the case of Mr. Jones and six months of base salary in the case of Mr. Vigil, in each case in a lump sum within 30 days after the termination date. The employment agreements automatically terminate upon the death of the executive.

The employment agreements define “change of control” as (i) any person or group of affiliated or associated persons acquires more than 50% of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company; (iv) a majority of the members of the Board are replaced during any 12‑month period; or (v) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than 50.1% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d‑3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.

The Compensation Committee believes such agreements are useful in recruiting and retaining executives, provide continuity of management in the event of an actual or threatened change in control and provide the executives with the security to make decisions that are in the best long-term interest of the stockholders.

Equity Awards

In addition, upon a change in control, the stock options granted under the Company’s 2004 Stock Incentive Plan, the restricted stock granted under the Company’s 2007 Restricted Stock Plan and any awards under the Company’s 2013 Omnibus Incentive Plan will immediately vest in full, to the extent not already vested, for all NEOs.

The Compensation Committee believes that the above-mentioned vesting and acceleration is appropriate on the basis that our NEOs should receive the full benefit of such awards in the event of a change in control.

The following table shows the payments and benefits that would be made to our NEOs, assuming a qualifying termination or a qualifying termination following a change in control occurred on December 31, 2019.

	Cash	Equity	Total Potential
Name	Severance	Acceleration	Payment ($)
Christopher M. Jones	$606,400	—	$606,400
Jeffrey L. Vigil	$330,750	—	$330,750

Employment Agreements

Christopher M. Jones

On March 12, 2013, the Company entered into an employment agreement with Mr. Jones in connection with his joining the Company as President and CEO. Pursuant to his employment agreement, Mr. Jones is entitled to an annual base salary, which was set initially at $275,000 and was subject to annual adjustment by the Compensation Committee, has a target bonus equal to 60% of his base salary, and was awarded 42 shares of the Company’s restricted stock and an option to purchase 92 shares of common stock.

The employment agreement also provides for potential payments in the event of a change of control (as defined therein), if Mr. Jones is terminated without cause (as defined therein), demoted or has his responsibilities materially changed, or circumstances arise that constitute good reason (as defined therein). See “Potential Payments Upon Termination or Change in Control” above.

The employment agreement also contains customary confidentiality, non-competition and non-solicitation provisions. Mr. Jones has agreed not to perform any work in the United States related in any way to uranium mining, or to solicit customers, suppliers or employees of the Company, during the term of the employment agreement and for a period of one year thereafter.

Jeffrey L. Vigil

On June 11, 2013, the Company entered into an employment agreement with Mr. Vigil in connection with his joining the Company as Vice President—Finance and CFO, which was subsequently amended on May 22, 2017. Pursuant to his employment agreement, Mr. Vigil is entitled to an annual base salary, which was set initially at $200,000 and was subject to annual adjustment by the Compensation Committee, has a target bonus equal to 30% of his base salary, and also provided for a grant of 133 restricted stock units.

The employment agreement, as amended, also provides for potential payments in the event of a change of control (as defined therein), if Mr. Vigil is terminated without cause (as defined therein), demoted or has his responsibilities materially changed, or circumstances arise that constitute good reason (as defined therein). See “Potential Payments Upon Termination or Change in Control”  above.

The employment agreement also contains customary confidentiality, non-competition and non-solicitation provisions. Mr. Vigil has agreed not to perform any work in the United States related in any way to uranium mining, or to solicit customers, suppliers or employees of the Company, during the term of the employment agreement and for a period of six month thereafter.

No Other Employment Agreement

Other than the foregoing employment agreements, the Company does not have any other employment agreements with any of its executive officers.

PROPOSAL 4

ADVISORY APPROVAL OF COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, Westwater is asking stockholders to approve the following advisory resolution at the 2020 Annual Meeting of Stockholders:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The Company is asking stockholders to approve an advisory resolution on compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our executive compensation programs and policies and the compensation paid to the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the named executive officers is designed to reward exceptional organizational and individual performance. The primary objectives of our compensation program are to (i) enhance the Company’s ability to attract and retain knowledgeable and experienced senior executives, (ii) drive and reward performance which supports Westwater’s core values, (iii) provide a percentage of total compensation that is “at-risk”, or variable, based on predetermined performance criteria, (iv) require significant stock holdings to align the interests of our CEO and CFO with those of stockholders, and (v) set compensation and incentive levels that reflect competitive market practices.

Although the vote on this proposal is advisory only, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 5

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Board has unanimously appointed Moss Adams LLP to be Westwater’s independent registered public accountants for the year ending December 31, 2020, and has further directed that management submit the appointment of our independent registered public accountants for ratification by the stockholders at the 2020 Annual Meeting. In recommending ratification by the stockholders of such appointment, the Board is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm’s professional competence and standing.

Ratification of the appointment of Moss Adams LLP by the stockholders is not required by law. As a matter of policy, however, such appointment is being submitted to the stockholders for ratification at the 2020 Annual Meeting because the Audit Committee and the Board believe this to be a good corporate practice. The persons designated in the enclosed proxy will vote your shares “FOR” ratification unless you include instruction in your signed proxy to the contrary. If the stockholders fail to ratify the appointment of this firm, the Board will reconsider the matter.

Representatives of Moss Adams LLP are expected to be present at the Annual Meeting to answer appropriate questions from the stockholders and will be given an opportunity to make a statement on behalf of Moss Adams LLP should they desire to do so. None of Westwater’s directors or executive officers has any substantial interest, direct or indirect, in Moss Adams LLP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF WESTWATER.

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by Moss Adams LLP for the audit of Westwater’s annual financial statements for 2019 and 2018.

	2019	2018
Audit fees (1)	$251,525	$196,823
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

(1)

Audit fees include fees for the audits of the Company’s consolidated financial statements and for services that are usually provided by an auditor in connection with statutory and regulatory filings and engagements.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. All of the foregoing services were pre-approved by the Audit Committee.

OWNERSHIP OF WESTWATER COMMON STOCK

The table below sets forth information as of March 2, 2020 regarding the beneficial ownership (as defined by Rule 13d‑3(d)(1) under the Exchange Act) of our common stock by each of our directors, director nominees and named executive officers, and all current directors and executive officers as a group. To the Company’s knowledge, no person or group beneficially owns more than five percent of our common stock.

In accordance with applicable rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, on, or within 60 days after March 2, 2020. Shares issuable pursuant to the exercise of stock options, on, or within 60 days after March 2, 2020, are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The percentage of beneficial ownership for the following table is based on 4,299,731 shares of common stock outstanding as of March 2, 2020. All officers, directors and director nominees can be reached at the Company’s corporate office address of 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112.

	Number of Shares of
	Common Stock	Percent
Name of Individual or Group	Beneficially Owned (1)	of Class
Terence J. Cryan	1,601	*
Christopher M. Jones	14,499	*
Marvin K. Kaiser	995	*
Tracy D. Pagliara	946	*
Karli S. Anderson	-	*
Deborah A. Peacock	-	*
Jeffrey L. Vigil	5,232	*
Dain A. McCoig	4,679	*
All current directors and executive officers as a group (7 persons)	27,952	*

*Represents less than 1%.

(1)

Includes the following shares that directors and executive officers have the right to acquire on, or within 60 days after, March 2, 2020, through the exercise of stock options: Mr. Cryan, 946 shares; Mr. Jones, 13,441 shares; Mr. Kaiser, 957 shares; Mr. Pagliara, 946 shares; Mr. Vigil 4,854 shares; Mr. McCoig, 4,451 shares; and all current directors and officers as a group, 25,595 shares. The directors, director nominees and executive officers exercise sole voting and investment power over their shares shown in the table and none of the shares are subject to pledge.

Other Business

The Board knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her own judgment on such matters.

Delivery of Stockholder Documents

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Westwater stockholders may be householding our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single proxy statement and Annual Report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and annual report to Westwater at: Westwater Resources, Inc., Attention: Secretary, 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112, or by calling (303) 531‑0516, and we will promptly deliver a separate proxy statement and annual report per your request. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their broker.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company is providing these proxy materials in connection with the solicitation by its Board of Directors of proxies to be voted at our Annual Meeting. The Company has retained Alliance Advisors as its proxy solicitor and will pay Alliance Advisors approximately $75,000. The Company will bear all expenses incurred in connection with the solicitations of proxies. In addition to the solicitation of proxies by mail. The Company may ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation. The Company’s directors, officers and employees also may solicit proxies by mail, telephone, electronic or facsimile transmission or in person.

Adjournments and Postponements

Although it is not currently expected, the meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if a quorum is not present at the meeting. An adjournment generally may be made with the affirmative vote of the owners of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote thereon if no quorum is present or, if a quorum is present, with the majority of the votes cast. Any adjournment of the meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the meeting as adjourned.

Future Stockholder Proposals

In order to include a stockholder proposal in Westwater’s proxy statement and form of proxy for the annual meeting to be held in 2021 (the “2021 Annual Meeting”), we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than November 3, 2020, which is 120 calendar days before the anniversary of the date this proxy statement for the 2020 Annual Meeting is released to stockholders. However, if the date of the 2021 Annual

Meeting has been changed by more than 30 days from the anniversary date of the 2020 Annual Meeting, then the deadline is a reasonable time before the company begins to print and send its proxy materials.

Any stockholder proposal or director nomination submitted to us for consideration at the 2021 Annual Meeting but which is not intended to be included in the related proxy statement and form of proxy, must be received between 90 days and 120 days prior to April 28, 2021, which is the first anniversary of the 2020 Annual Meeting, except that if the date of the 2021 Annual Meeting is more than 30 days before or more than 70 days after such anniversary, we must receive the proposal not earlier than the close of business on the 120th day prior to the 2021 Annual Meeting and not later than the close of business on the later of 90th day prior to the 2021 Annual Meeting date or the 10th day following the date on which public announcement of the 2021 Annual Meeting is first made; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

Stockholders who wish to submit a proposal or a director nominee must meet the eligibility requirements of the SEC and comply with the requirements of our Bylaws and the SEC. In addition, pursuant to the rules and regulations of the SEC, the persons appointed as proxies for the annual meeting to be held in 2021 will have discretionary authority to vote any proxies they hold at such meeting on any matter for which Westwater has not received notice by 45 days prior to the anniversary date on which this proxy statement for the 2020 Annual Meeting is mailed to Westwater stockholders.

Annual Report to Stockholders

We have mailed this proxy statement to each stockholder entitled to vote at the Annual Meeting. A copy of our 2019 Annual Report to Stockholders accompanies this proxy statement. You may obtain, at no charge, additional copies of our 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10‑K for the year ended December 31, 2019, by sending us a written request at Westwater Resources, Inc., Attention: Secretary, 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112, or by calling (303) 531‑0483.

Appendix  A

THIRD AMENDMENT TO

WESTWATER RESOURCES, INC.

2013 OMNIBUS INCENTIVE PLAN

In accordance with those certain resolutions adopted by the Board of Directors of Westwater Resources, Inc., a Delaware corporation (the “Corporation”), and the Board of Directors’ Compensation Committee and the approval by the stockholders of the Corporation at the Corporation’s Annual Meeting of Stockholders held on April 28, 2020, the 2013 Omnibus Incentive Plan (the “Plan”) of the Corporation is hereby amended as follows:

1.   Section 4.1 of the Plan is hereby amended and restated in its entirety to increase the number of shares reserved for issuance under the Plan by 350,000 shares, as follows:

“4.1           Number of Shares of Stock Available for Awards.

Subject to such additional shares of Stock as shall be available for Awards under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 17.1, the maximum number of shares of Stock available for Awards under the Plan shall be equal to the sum of (x) 437,666 shares of Stock plus (y) the number of shares of Stock available for awards under the Prior Plans as of the Effective Date plus (z) the number of shares of Stock related to awards outstanding under the Prior Plans as of the Effective Date which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares. Such shares of Stock may be authorized and unissued shares of Stock or treasury shares of Stock or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the shares of Stock available for Awards under the Plan may be used for any type of Award under the Plan, and any or all of the shares of Stock available for Awards under the Plan shall be available for Awards pursuant to Incentive Stock Options.”

2. Section 6.2 of the Plan is hereby amended and restated in its entirety to increase the maximum number of shares of Stock that may be granted in a calendar year to any person, as follows:

“6.2        Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(a)   the maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan in a calendar year to any person eligible for an Award under Section 6 is four hundred thousand (400,000) shares;

(b)   the maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, in a calendar year to any person eligible for an Award under Section 6 is four hundred thousand (400,000) shares; and

(c)   the maximum amount that may be paid as a cash-settled Performance-Based Award for a Performance Period of twelve (12) months or less to any person eligible for an Award shall be four hundred thousand dollars ($400,000) and the maximum amount that may be paid as a cash-settled Performance-Based Award for a Performance Period of greater than twelve (12) months to any person eligible for an Award shall also be four hundred thousand dollars ($400,000).

The preceding limitations in this Section 6.2 are subject to adjustment as provided in Section 17.”

3. Unless otherwise expressly provided for in this Third Amendment to the Plan (the “Third Amendment”), all capitalized words, phrases, or defined terms used in this Third Amendment will have the same meaning ascribed to them in the Plan.

A-1

Appendix  A

4. Except as expressly set forth in this Third Amendment, there have been no other changes or modifications to the Plan, and the plan remains otherwise unchanged and in full force and effect.

5. This Third Amendment shall be effective as of [____], 2020.

A-2

Appendix B

WESTWATER RESOURCES, INC.

2013 OMNIBUS INCENTIVE PLAN

AS AMENDED

Westwater Resources, Inc. (the “Company”) sets forth herein the terms of its 2013 Omnibus Incentive Plan (the “Plan”), as follows:

1.            PURPOSE

The Plan is intended to (a) provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its stockholders and other important stakeholders, including its employees and customers, and (b) provide a means of obtaining, rewarding and retaining key personnel.  To this end, the Plan provides for the grant of awards of stock options, stock appreciation rights, restricted stock, stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards, and cash bonus awards.  Any of these awards may, but need not, be made as performance incentives to reward the holders of such awards for the achievement of performance goals in accordance with the terms of the Plan.  Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.            DEFINITIONS

For purposes of interpreting the Plan documents (including the Plan and Award Agreements), the following definitions shall apply:

2.1          “Affiliate”  means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.  For purposes of grants of Options or Stock Appreciation Rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) where the grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

2.2          “Applicable Laws”  means the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents therein and (b) the rules of any Stock Exchange on which the Stock is listed.

2.3          “Award”  means a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Share or other Performance-Based Award, an Other Equity-Based Award, or cash.

2.4          “Award Agreement”  means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5          “Award Stock”  shall have the meaning set forth in Section 17.3(a)(ii).

2.6          “Benefit Arrangement”  shall have the meaning set forth in Section 15.

Appendix B

2.7          “Board”  means the Board of Directors of the Company.

2.8          “Cause”  means, with respect to any Grantee, as determined by the Committee and unless otherwise provided in an applicable agreement between such Grantee and the Company or an Affiliate, (a) gross negligence or willful misconduct in connection with the performance of duties; (b) conviction of a criminal offense (other than minor traffic offenses); or (c) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between such Grantee and the Company or an Affiliate.  Any determination by the Committee whether an event constituting Cause shall have occurred shall be final, binding and conclusive.

2.9          “Capital Stock”  means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all common stock, par value $.001 per share, of the Company.

2.10        “Change in Control”  means the occurrence of any of the following:

(a)          a “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Existing Stockholders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total voting power of the Voting Stock of the Company, on a Fully Diluted Basis;

(b)          individuals who on the Effective Date constitute the Board (together with any new Directors whose election by such Board or whose nomination by such Board for election by the stockholders of the Company was approved by a vote of at least a majority of the members of such Board then in office who either were members of such Board on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board then in office;

(c)          the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than any such transaction in which the holders of securities that represented one hundred percent (100%) of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction; or

(d)          there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act).

2.11        “Code”  means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations promulgated under such Code Section.

2.12        “Committee”  means the Compensation Committee of the Board.

2.13        “Company”  means Westwater Resources, Inc.

Appendix B

2.14        “Covered Employee”  means a Grantee who is a “covered employee” within the meaning of Code Section 162(m)(3).

2.15        “Disability”  means the inability of a Grantee to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided that, with respect to rules regarding expiration of an Incentive Stock Option following termination of a Grantee’s Service, Disability shall mean the inability of such Grantee to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.16        “Dividend Equivalent Right”  means a right, granted to a Grantee pursuant to Section 13, to receive cash, Stock, other Awards or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of Stock.

2.17        “Employee”  means, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.

2.18        “Effective Date”  means June 4, 2013, the date on which the Plan was approved by the Company’s stockholders.

2.19        “Exchange Act”  means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.

2.20        “Existing Stockholders”  means Resource Capital Fund V L.P. and RMB Australia Holdings Limited.

2.21        “Fair Market Value”  means the fair market value of a share of Stock for purposes of the Plan, which shall be determined as of any Grant Date as follows:

(a)          If on such Grant Date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination).  If there is no such reported closing price on such Grant Date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b)          If on such Grant Date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.21 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, the Fair Market Value will be determined by the Company using any reasonable method; provided, further, that for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if

Appendix B

sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date).

2.22        “Family Member” means, with respect to any Grantee as of any date of determination, (a) a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the beneficial interest, (d) a foundation in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the voting interests.

2.23        “Fully Diluted Basis” means, as of any date of determination, the sum of (x) the number of shares of Voting Stock outstanding as of such date of determination plus (y) the number of shares of Voting Stock issuable upon the exercise, conversion or exchange of all then-outstanding warrants, options, convertible Capital Stock or indebtedness, exchangeable Capital Stock or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, shares of Voting Stock, whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in the money as of such date of determination

2.24        “Grant Date” means, as determined by the Committee, the latest to occur of (a) the date as of which the Committee approves the Award, (b) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof (e.g., in the case of a new hire, the first date on which such new hire performs any Service), or (c) such subsequent date specified by the Committee in the corporate action approving the Award.

2.25        “Grantee” means a person who receives or holds an Award under the Plan.

2.26        “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.27        “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.28        “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.29        “Option Price” means the exercise price for each share of Stock subject to an Option.

2.30        “Other Agreement” shall have the meaning set forth in Section 15.

2.31        “Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, Unrestricted Stock, a Dividend Equivalent Right or a Performance Share.

2.32        “Outside Director” means a member of the Board who is not an Employee.

2.33        “Parachute Payment” shall have the meaning set forth in Section 15(a).

2.34        “Performance-Based Award” means an Award of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, Performance Shares, Other Equity-Based Awards or cash made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period specified by the Committee.

Appendix B

2.35        “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for “qualified performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for “qualified performance-based compensation” within the meaning of and pursuant to Code Section 162(m) does not constitute performance-based compensation for other purposes, including the purposes of Code Section 409A.

2.36        “Performance Measures” means measures as specified in Section 14.6.4 on which the performance goals under Performance-Based Awards are based and which are approved by the Company’s stockholders pursuant to, and to the extent required by, the Plan in order to qualify such Performance-Based Awards as Performance-Based Compensation.

2.37        “Performance Period” means the period of time during which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.

2.38        “Performance Shares” means a Performance-Based Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period of up to ten (10) years.

2.39        “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

2.40        “Plan” means this 2013 Omnibus Incentive Plan, as amended from time to time.

2.41        “Prior Plans” means the Company’s Amended and Restated 1995 Stock Incentive Plan, the 2004 Stock Incentive Plan, the Amended and Restated 2004 Directors’ Stock Option and Restricted Stock Plan, and the 2007 Restricted Stock Plan.

2.42        “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act, or any successor provision.

2.43        “Restricted Period” shall have the meaning set forth in Section 10.2.

2.44        “Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10.

2.45        “SAR Price” shall have the meaning set forth in Section 9.1.

2.46        “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.

2.47        “Service” means service qualifying a Grantee as a Service Provider to the Company or an Affiliate.  Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate.  Subject to the preceding sentence, any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding and conclusive.  If a Service Provider’s employment or other service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other service relationship to the Company or any other Affiliate.

Appendix B

2.48        “Service Provider” means an Employee, officer, or director of the Company or an Affiliate, or a consultant or adviser (who is a natural person) to the Company or an Affiliate currently providing services to the Company or an Affiliate.

2.49        “Stock” means the common stock, par value $0.001 per share, of the Company, or any security which shares of Stock may be changed into or for which shares of Stock may be exchanged as provided in Section 17.1.

2.50        “Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.

2.51        “Stock Exchange” means The NASDAQ Stock Exchange LLC or another established national or regional stock exchange on which the Company’s equity securities may be listed.

2.52        “Stock Unit” means a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Section 10 that (a) is not subject to vesting or (b) is subject to time-based vesting, but not to performance-based vesting.  A Stock Unit may also be referred to as a restricted stock unit.

2.53        “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity.  In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America, and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of “service recipient stock” under Code Section 409A.

2.54        “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.55        “Ten Percent Stockholder” means a natural person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any) or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.56        “Unrestricted Stock” shall have the meaning set forth in Section 11.

2.57        “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

3.            ADMINISTRATION OF THE PLAN

3.1          Committee.

3.1.1       Powers and Authorities.

The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.  Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent

Appendix B

with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement.  All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing in accordance with the Company’s certificate of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.

In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.

3.1.2       Composition of Committee.

The Committee shall be a committee composed of not fewer than two directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” within the meaning of Code Section 162(m)(4)(C)(i) and, for so long as the Stock is listed on The NASDAQ Stock Exchange LLC, an “independent director” within the meaning of NASDAQ Listing Rule 5605(a)(2) (or, in each case, any successor term or provision); provided that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee.  Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.1.3       Other Committees.

The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, which may administer the Plan with respect to Grantees who are not “officers” as defined in Rule 16a-1(f) under the Exchange Act or directors of the Company, may grant Awards under the Plan to such Grantees, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Exchange Act, Code Section 162(m) and, for so long as the Stock is listed on The NASDAQ Stock Exchange LLC, the rules of such Stock Exchange.

3.1.4       Delegation by Committee.

To the extent permitted by Applicable Laws, the Committee may by resolution delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority hereunder (a) to make Awards to directors of the Company, (b) to make Awards to Employees who are (i) “officers” as defined in Rule 16a-1(f) under the Exchange Act, (ii) Covered Employees or (iii) officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1.4, or (c) to interpret the Plan or any Award.  Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter.  Nothing in the Plan shall be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company.  At all times, an officer of the Company delegated authority pursuant to this Section 3.1.4 shall serve in such capacity at the pleasure of the Committee.  Any action undertaken by any

Appendix B

such officer of the Company in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the “Committee” shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each such officer.

3.2          Board.

The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.

3.3          Terms of Awards.

3.3.1       Committee Authority.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a)          designate Grantees;

(b)          determine the type or types of Awards to be made to a Grantee;

(c)          determine the number of shares of Stock to be subject to an Award;

(d)          establish the terms and conditions of each Award (including the Option Price of any Option or the purchase price for Restricted Stock), the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options;

(e)          prescribe the form of each Award Agreement evidencing an Award; and

(f)           subject to the limitation on repricing in Section 3.4, amend, modify or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair such Grantee’s rights under such Award.

The Committee shall have the right, in its discretion, to make Awards in substitution or exchange for any award granted under another compensatory plan of the Company, an Affiliate, or any business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

3.3.2       Forfeiture; Recoupment.

The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement

Appendix B

prohibiting solicitation of Employees or clients of the Company or an Affiliate, (d) confidentiality obligation with respect to the Company or an Affiliate, (e) Company policy or procedure, (f) other agreement, or (g) any other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement.  The Committee may annul an outstanding Award if the Grantee thereof is an Employee of the Company or an Affiliate and is terminated for Cause as defined in the Plan or the applicable Award Agreement or for “cause” as defined in any other agreement between the Company or such Affiliate and such Grantee, as applicable.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

3.4          No Repricing.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock or other securities or similar transaction), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

3.5          Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV), provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs.  Any such deferrals shall be made in a manner that complies with Code Section 409A, including, if applicable, with respect to when a Separation from Service occurs as defined under Section 409A.

3.6          No Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7          Registration; Share Certificates.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

Appendix B

4.            STOCK SUBJECT TO THE PLAN

4.1          Number of Shares of Stock Available for Awards.

Subject to such additional shares of Stock as shall be available for Awards under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 17.1, the maximum number of shares of Stock available for Awards under the Plan shall be equal to the sum of (x) 437,666 shares of Stock plus (y) the number of shares of Stock available for awards under the Prior Plans as of the Effective Date plus (z) the number of shares of Stock related to awards outstanding under the Prior Plans as of the Effective Date which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares. Such shares of Stock may be authorized and unissued shares of Stock or treasury shares of Stock or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the shares of Stock available for Awards under the Plan may be used for any type of Award under the Plan, and any or all of the shares of Stock available for Awards under the Plan shall be available for Awards pursuant to Incentive Stock Options.

4.2          Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards.  The number of shares of Stock available for Awards under the Plan pursuant to Section 4.1 shall be increased by the number of shares of Stock subject to any such assumed awards and substitute Awards. Shares available for awards under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange on which the Stock is listed.

4.3          Share Usage.

(a)          Shares of Stock subject to an Award shall be counted as used as of the Grant Date.

(b)          Any shares of Stock, including shares of Stock acquired through dividend reinvestment pursuant to Section 10.4, that are subject to an Award shall be counted against the share issuance limit set forth in Section 4.1 as one (1) share for every one (1) share of Stock subject to such Award.  The number of shares of Stock subject to an Award of SARs shall be counted against the share issuance limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to such Award regardless of the number of shares of Stock actually issued to settle such SARs upon the exercise thereof.  The target number of shares issuable under a Performance Share grant shall be counted against the share issuance limit set forth in Section 4.1 as of the Grant Date, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance Shares to the extent different from such target number of shares.  An Award that, by its terms, cannot be settled in shares of Stock shall not count against the share limit set forth in Section 4.1.

(c)          Notwithstanding anything to the contrary in Section 4.1, any shares of Stock related to Awards under the Plan or the Prior Plans which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares shall be available again for issuance under the Plan.

Appendix B

(d)          The number of shares of Stock available for issuance under the Plan shall not be increased by the number of shares of Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as provided in Section 12.2, (ii) deducted or delivered from payment of an Award in connection with the Company’s tax withholding obligations as provided in Section 18.3 or (iii) purchased by the Company with proceeds from Option exercises.

5.            EFFECTIVE DATE; TERM; AMENDMENT AND TERMINATION

5.1          Effective Date.

The Plan shall be effective as of the Effective Date.  Following the Effective Date, no awards shall be made under the Prior Plans.  Notwithstanding the foregoing, shares of Stock reserved under the Prior Plans to settle awards, including performance-based awards, which are made under the Prior Plans prior to the Effective Date may be issued and delivered following the Effective Date to settle such awards.

5.2          Term.

The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

5.3          Amendment and Termination.

The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Awards have not been made.  The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s stockholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange on which the Stock is then listed), provided that no amendment shall be made to the no-repricing provisions of Section 3.4 or the Option pricing provisions of Section 8.1 without the approval of the Company’s stockholders.  No amendment, suspension or termination of the Plan shall impair rights or obligations under any Award theretofore made under the Plan without the consent of the Grantee thereof.

6.            AWARD ELIGIBILITY AND LIMITATIONS

6.1          Eligible Grantees.

Subject to this Section 6, Awards may be made under the Plan to (i) any Service Provider, as the Committee shall determine and designate from time to time and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2          Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(a)          the maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan in a calendar year to any person eligible for an Award under Section 6 is four hundred thousand (400,000) shares;

Appendix B

(b)          the maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, in a calendar year to any person eligible for an Award under Section 6 is four hundred thousand (400,000) shares; and

(c)          the maximum amount that may be paid as a cash-settled Performance-Based Award for a Performance Period of twelve (12) months or less to any person eligible for an Award shall be four hundred thousand dollars ($400,000) and the maximum amount that may be paid as a cash-settled Performance-Based Award for a Performance Period of greater than twelve (12) months to any person eligible for an Award shall also be four hundred thousand dollars ($400,000).

The preceding limitations in this Section 6.2 are subject to adjustment as provided in Section 17.

6.3          Stand-Alone, Additional, Tandem and Substitute Awards.

Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, or (c) any other right of a Grantee to receive payment from the Company or an Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time.  If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award.  In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or an Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the SAR Price of a SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that such Option Price or SAR Price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

7.            AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine.  Award Agreements employed under the Plan from time to time or at the same time need not contain similar provisions, but shall be consistent with the terms of the Plan.  Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed to constitute Non-qualified Stock Options.

8.            TERMS AND CONDITIONS OF OPTIONS

8.1          Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date.  In no case shall the Option Price of any Option be less than the par value of a share of Stock.

Appendix B

8.2          Vesting.

Subject to Sections 8.3 and 17.3, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee or otherwise in writing, provided that no Option shall be granted to persons who are entitled to overtime under applicable state or federal laws, that will vest or be exercisable within a six-month period starting on the Grant Date.

8.3          Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date; and provided, further, that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any Option granted to a Grantee who is a foreign national or is a natural person who is employed outside the United States, such Option may terminate, and all rights to purchase shares of Stock thereunder may cease, upon the expiration of such period longer than ten (10) years from the Grant Date of such Option as the Committee shall determine.

8.4          Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service.  Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5          Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 17 which results in the termination of such Option.

8.6          Method of Exercise.

Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee.  Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7          Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising an Option shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other person.  Except as provided in Section 17, no

Appendix B

adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8          Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.7.

8.9          Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option.  Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10        Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member.  For the purpose of this Section 8.10, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity.  Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, and the shares of Stock acquired pursuant to such Option shall be subject to the same restrictions with respect to transfers of such shares of Stock as would have applied to the Grantee thereof.  Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution.  The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Option, following which such Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11        Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000).  Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.12        Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

Appendix B

9.            TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1          Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (x) the Fair Market Value of one (1) share of Stock on the date of exercise over (y) the per share exercise price of such SAR (the “SAR Price”) as determined by the Committee.  The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.  SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2          Other Terms.

The Committee shall determine, on the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR.

9.3          Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4          Transferability of SARS.

Except as provided in Section 9.5, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.5          Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity.  Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer, and shares of Stock acquired pursuant to a SAR shall be subject to the same restrictions on transfers of such shares of Stock as would have applied to the Grantee or such SAR. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

Appendix B

10.          TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

10.1        Grant of Restricted Stock or Stock Units.

Awards of Restricted Stock and Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2        Restrictions.

At the time a grant of Restricted Stock or Stock Units is made, the Committee may, in its sole discretion, (a) establish a period of time during which such Restricted Stock or Stock Units are unvested (a “Restricted Period”) and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock or Stock Units as provided in Section 14.  Awards of Restricted Stock and Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3        Registration; Restricted Share Certificates.

Pursuant to Section 3.7, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement. Subject to Section 3.7 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, share certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock.  The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either (a) the Secretary of the Company shall hold such share certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each share certificate, or (b) such share certificates shall be delivered to such Grantee, provided that such share certificates shall bear legends that comply with applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

10.4        Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock.  The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such Restricted Stock.  Dividends paid on Restricted Stock which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such Restricted Stock are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Stock shall promptly forfeit and repay to the Company such dividend payments.  All stock distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.

Appendix B

10.5        Rights of Holders of Stock Units.

10.5.1     Voting and Dividend Rights.

Holders of Stock Units shall have no rights as stockholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Stock Units, to direct the voting of the shares of Stock subject to such Stock Units, or to receive notice of any meeting of the Company’s stockholders).  The Committee may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each such Stock Unit which is equal to the per-share dividend paid on such shares of Stock.  Dividends paid on Stock Units which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Stock Units are achieved.  Such Award Agreement also may provide that such cash payment shall be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date on which such cash dividend is paid.  Such cash payments paid in connection with Stock Units which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Stock Units are achieved, and if such performance goals are not achieved, the Grantee of such Stock Units shall promptly forfeit and repay to the Company such cash payments.

10.5.2     Creditor’s Rights.

A holder of Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6        Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee or otherwise in writing after such Award Agreement is entered into, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.  Upon forfeiture of such Restricted Stock or Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends with respect to such Restricted Stock or Stock Units.

10.7        Purchase of Restricted Stock and Shares of Stock Subject to Stock Units.

The Grantee of an Award of Restricted Stock or vested Stock Units shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested Stock Units from the Company at a purchase price equal to the greater of (x) the aggregate par value of the shares of Stock represented by such Restricted Stock or such vested Stock Units or (y) the purchase price, if any, specified in the Award Agreement relating to such Restricted Stock or such vested Stock Units.  Such purchase price shall be payable in a form provided in Section 12 or, in the sole discretion of the Committee, in consideration for Service rendered or to be rendered to the Company or an Affiliate.

10.8        Delivery of Shares of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including, but not limited to, any delayed delivery period, the restrictions applicable to Restricted Stock or Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a share certificate evidencing

Appendix B

ownership of such shares of Stock shall, consistent with Section 3.7, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the shares of Stock represented by such Stock Unit have been delivered in accordance with this Section 10.8.

11.          TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS

11.1        Unrestricted Stock Awards.

The Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or at such other higher purchase price as shall be determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan.  Unrestricted Stock Awards may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service, to the Company or an Affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

11.2        Other Equity-Based Awards.

The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan.  Awards granted pursuant to this Section 11.2 may be granted with vesting, value and/or payment contingent upon the achievement of one or more performance goals.  The Committee shall determine the terms and conditions of Other Equity-Based Awards at the Grant Date or thereafter.  Any dividends paid on Other Equity-Based Awards which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Other Equity-Based Awards are achieved.  Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.  Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.

12.          FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1        General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

12.2        Surrender of Shares of Stock.

To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

Appendix B

12.3        Cashless Exercise.

To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 18.3, or, with the consent of the Company, by issuing the number of shares of Stock equal in value to the difference between such Option Price and the Fair Market Value of the shares of Stock subject to the portion of such Option being exercised.

12.4        Other Forms of Payment.

To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the purchase price, if any, for Restricted Stock may be made in any other form that is consistent with Applicable Laws, including (a) Service by the Grantee thereof to the Company or an Affiliate and (b) by withholding shares of Stock that would otherwise vest or be issuable in an amount equal to the Option Price or purchase price and the required tax withholding amount.

13.          TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1        Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient thereof to receive credits based on cash distributions that would have been paid on the shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such shares of Stock had been issued to and held by the recipient of such Dividend Equivalent Right as of the record date.  A Dividend Equivalent Right may be granted hereunder to any Grantee, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs.  The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor.  Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation).  Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee.  A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.  A Dividend Equivalent Right granted as a component of another Award also may contain terms and conditions which are different from the terms and conditions of such other Award, provided that Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such underlying Award are achieved, and if such performance goals are not achieved, the Grantee of such Dividend Equivalent Rights shall promptly forfeit and repay to the Company payments made in connection with such Dividend Equivalent Rights.

13.2        Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon such Grantee’s termination of Service for any reason.

Appendix B

14.          TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS

14.1        Grant of Performance-Based Awards.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards to a Plan participant in such amounts and upon such terms as the Committee shall determine.

14.2        Value of Performance-Based Awards.

Each grant of a Performance-Based Award shall have an actual or target number of shares of Stock or initial value that is established by the Committee at the time of grant.  The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares of Stock subject to a Performance-Based Award that will be paid out to the Grantee thereof.

14.3        Earning of Performance-Based Awards.

Subject to the terms of the Plan, in particular Section 14.6.3, after the applicable Performance Period has ended, the Grantee of Performance-Based Awards shall be entitled to receive a payout on the number of the Performance-Based Awards or value earned by such Grantee over such Performance Period.

14.4        Form and Timing of Payment of Performance-Based Awards.

Payment of earned Performance-Based Awards shall be made in the manner described in the applicable Award Agreement as determined by the Committee.  Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance-Based Awards in the form of cash or shares of Stock (or a combination thereof) equal to the value of such earned Performance-Based Awards and shall pay the Awards that have been earned at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment shall occur no later than the 15th day of the third month following the end of the calendar year in which such Performance Period ends.  Any shares of Stock paid out under such Performance-Based Awards may be granted subject to any restrictions deemed appropriate by the Committee.  The determination of the Committee with respect to the form of payout of such Performance-Based Awards shall be set forth in the Award Agreement therefor.

14.5        Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.  If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m) shall be exercised by the Committee and not by the Board.

14.6        Performance-Based Awards Granted to Designated Covered Employees.

If and to the extent that the Committee determines that a Performance-Based Award to be granted to a Grantee should constitute “qualified performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

Appendix B

14.6.1     Performance Goals Generally.

The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.6.  Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any single performance goal or of two (2) or more performance goals.  Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.6.2     Timing For Establishing Performance Goals.

Performance goals for any Performance-Based Award shall be established not later than the earlier of (a) 90 days after the beginning of any Performance Period applicable to such Award, and (b) the date on which twenty-five percent (25%) of any Performance Period applicable to such Award has expired, or at such other date as may be required or permitted for compensation payable to a Covered Employee to constitute Performance-Based Compensation.

14.6.3     Payment of Awards; Other Terms.

Payment of Performance-Based Awards shall be in cash, shares of Stock, or other Awards, including an Award that is subject to additional Service-based vesting, as determined in the sole discretion of the Committee.  The Committee may, in its sole discretion, reduce the amount of a payment otherwise to be made in connection with such Awards.  The Committee shall specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Awards.  In the event payment of the Performance-Based Award is made in the form of another Award subject to Service-based vesting, the Committee shall specify the circumstances in which the payment Award will be paid or forfeited in the event of a termination of Service.

14.6.4     Performance Measures.

The performance goals upon which the payment or vesting of a Performance-Based Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be conditioned shall be limited to the following Performance Measures, with or without adjustment:

(a)          net earnings or net income;

(b)          operating earnings;

(c)          pretax earnings;

(d)          earnings per share;

(e)          share price, including growth measures and total stockholder return;

(f)           earnings before interest and taxes;

(g)          earnings before interest, taxes, depreciation and/or amortization;

Appendix B

(h)          earnings before interest, taxes, depreciation and/or amortization as adjusted to exclude any one or more of the following:

•             stock-based compensation expense;

•             income from discontinued operations;

•             gain on cancellation of debt;

•             debt extinguishment and related costs;

•             restructuring, separation and/or integration charges and costs;

•             reorganization and/or recapitalization charges and costs;

•             impairment charges;

•             gain or loss related to investments;

•             sales and use tax settlement; and

•             gain on non-monetary transactions.

(i)           sales or revenue growth, whether in general, by type of product or service, or by type of customer;

(j)           gross or operating margins;

(k)          return measures, including return on assets, capital, investment, equity, sales or revenue;

(l)           cash flow, including:

•             operating cash flow;

•             free cash flow, defined as earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to the Performance Measure specified in clause (h) above) less capital expenditures;

•             levered free cash flow, defined as free cash flow less interest expense;

•             cash flow return on equity; and

•             cash flow return on investment;

(m)         productivity ratios;

(n)          expense targets;

(o)          market share;

(p)          financial ratios as provided in credit agreements of the Company and its subsidiaries;

(q)          working capital targets;

(r)           completion of acquisitions of businesses or companies;

(s)           completion of divestitures and asset sales;

(t)           customer satisfaction;

(u)          overhead costs;

Appendix B

(v)          burn rates;

(w)         resource and reserve identification and targeting;

(x)          attainment of measurable objectives with respect to compliant resource statements or technical reports;

(y)          safety and environmental performance;

(z)          completion of capital markets transactions as approved by the Board; or

(aa)         any combination of the foregoing business criteria.

Performance under any of the foregoing Performance Measures (a) may be used to measure the performance of (i) the Company and its Subsidiaries and other Affiliates as a whole, (ii) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (iii) any one or more business units of the Company, any Subsidiary, and/or any other Affiliate, as the Committee, in its sole discretion, deems appropriate and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate.  In addition, the Committee, in its sole discretion, may select performance under the Performance Measure specified in clause (e) above for comparison to performance under one or more stock market indices designated or approved by the Committee.  The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.6.5     Evaluation of Performance.

The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period:  (a) asset write-downs; (b) litigation or claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating or non-recurring items; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.  To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, such inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.6.6     Adjustment of Performance-Based Compensation.

The Committee shall have the sole discretion to adjust Awards that are intended to qualify as Performance-Based Compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines consistent with the requirements of Code Section 162(m) for deductibility.

14.6.7     Committee Discretion.

In the event that Applicable Laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval, provided that the exercise of such discretion shall not be inconsistent with the requirements of Code Section 162(m). In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

Appendix B

14.7        Status of Awards Under Code Section 162(m).

It is the intent of the Company that Performance-Based Awards under Section 14.6 granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and the regulations promulgated thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m).  Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m).  If any provision of the Plan or any agreement relating to any such Performance-Based Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.          PARACHUTE LIMITATIONS

If any Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by such Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right of the Grantee to any exercise, vesting, payment, or benefit under the Plan shall be reduced or eliminated:

(a)          to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

(b)          if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

The Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

16.          REQUIREMENTS OF LAW

16.1        General.

The Company shall not be required to offer, sell or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale or issuance of such shares of Stock would constitute a violation by the Grantee, the Company or an Affiliate, or any other person, of any provision of Applicable Laws, including any federal or state securities laws or regulations.  If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of shares of Stock in connection with any Award, no shares of Stock may be

Appendix B

offered, issued or sold to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award.  Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act.  Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act.  The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws.  As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2        Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act.  To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and shall not affect the validity of the Plan.  In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

17.          EFFECT OF CHANGES IN CAPITALIZATION

17.1        Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of stock for which grants of Options and other Awards may be made under the Plan, including the share limits set forth in Section 6.2, shall be adjusted proportionately and accordingly by the Committee.  In addition, the number and kind of shares of stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be.  The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary

Appendix B

dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding SARs as required to reflect such distribution.

17.2        Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control.

Subject to Section 17.3, if the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation.  Subject to any contrary language in an Award Agreement or in another agreement with the Grantee, or otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of such reorganization, merger or consolidation.  In the event of any reorganization, merger or consolidation of the Company referred to in this Section 17.2, Performance-Based Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such reorganization, merger or consolidation.

17.3        Change in Control in which Awards are not Assumed.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Stock, Stock Units, Dividend Equivalent Rights or Other Equity-Based Awards are not being assumed or continued, the following provisions shall apply to such Award, to the extent not assumed or continued:

(a)          in each case with the exception of Performance-Based Awards, all outstanding Restricted Stock shall be deemed to have vested, all Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, and all Dividend Equivalent Rights shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Change in Control, and either of the following two actions shall be taken:

(i)           fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days, which exercise shall be effective upon such consummation; or

(ii)          the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock, Stock Units and/or Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock or Stock Units and Dividend Equivalent Rights (for shares of Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or

Appendix B

SARs, equal to the product of the number of shares of Stock subject to such Options or SARs (the “Award Stock”) multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Award Stock.

(b)          For Performance-Based Awards denominated in Stock, if less than half of the Performance Period has lapsed, such Awards shall be treated as though target performance has been achieved.  If at least half the Performance Period has lapsed, actual performance to date shall be determined as of a date reasonably proximal to the date of consummation of the Change in Control as determined by the Committee in its sole discretion, and that level of performance thus determined shall be treated as achieved immediately prior to occurrence of the Change in Control.  For purposes of the preceding sentence, if, based on the discretion of the Committee, actual performance is not determinable, the Awards shall be treated as though target performance has been achieved.  After application of this Section 17.3(b), if any Awards arise from application of this Section 17, such Awards shall be settled under the applicable provision of Section 17.3(a).

(c)          Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.

With respect to the Company’s establishment of an exercise window, (A) any exercise of an Option or SAR during the fifteen (15)-day period referred to above shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and (B) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate.  The Committee shall send notice of an event that shall result in such a termination to all natural persons and entities who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.

17.4        Change in Control in which Awards are Assumed.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Stock, Stock Units, Dividend Equivalent Rights or Other Equity-Based Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:

The Plan and the Options, SARs, Restricted Stock, Stock Units, Dividend Equivalent Rights and Other Equity-Based Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Options, SARs, Restricted Stock, Stock Units, Dividend Equivalent Rights and Other Equity-Based Awards, or for the substitution for such Options, SARs, Restricted Stock, Stock Units, Dividend Equivalent Rights and Other Equity-Based Awards of new common stock options, stock appreciation rights, restricted stock, common stock units, dividend equivalent rights and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation rights exercise prices.  In the event an Award is assumed, continued or substituted upon the consummation of any Change in Control and the employment of such Grantee with the Company or an Affiliate is terminated without Cause within one year following the consummation of such Change in Control, such Award shall be fully vested and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the Committee shall determine.

Appendix B

17.5        Adjustments

Adjustments under this Section 17 related to shares of Stock or other securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.  The Committee may provide in the applicable Award Agreement at the time of grant, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 17.1, 17.2, 17.3 and 17.4.  This Section 17 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event involving the Company that is not a Change in Control.

17.6        No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or engage in any other transaction or activity.

18.          GENERAL PROVISIONS

18.1        Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any natural person or entity at any time, or to terminate any employment or other relationship between any natural person or entity and the Company or an Affiliate.  In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service.  The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein.  The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2        Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

18.3        Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award.  At the time of such vesting, lapse, or exercise, the Grantee shall

Appendix B

pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation.  The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined.  A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Stock.  Notwithstanding Section 2.21 or this Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 18.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date), so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.  In such case, the percentage of shares of Stock withheld shall equal the applicable minimum withholding rate.

18.4        Captions.

The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5        Construction.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including, without limitation.”

18.6        Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.7        Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form and the masculine gender shall include the feminine gender, as the context requires.

18.8        Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Appendix B

18.9        Governing Law.

The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.10      Section 409A of the Code.

The Company intends to comply with Code Section 409A, or an exemption to Code Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Code Section 409A.  To the extent that the Company determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax.  The nature of any such amendment shall be determined by the Committee.

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MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 1:00 a.m., Mountain Time, on April 28, 2020. Online GIof ntoo welwewct.rinovneicstvoortviontge,.com/WWR delete QR code and control # oΔr scan the≈ QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/WWR Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + For Against Abstain 1. Approval, pursuant to Nasdaq Listing Rule 5635(d), of the issuance of more than 19.99% of the Company’s issued and outstanding stock pursuant to a purchase agreement to be entered into between the Company and Lincoln Park Capital Fund, LLC within 90 days after the date of the 2020 Annual Meeting. 2. Approval of an increase in the number of shares available under our 2013 Omnibus Incentive Plan, along with increasing certain issuance limitations thereunder. 3. Election of five nominees to our Board of Directors. For Withhold For Withhold For Withhold 01 - Terence J. Cryan 02 - Christopher M. Jones 03 - Tracy D. Pagliara 04 - Karli S. Anderson 05 - Deborah A. Peacock ForAgainst Abstain ForAgainst Abstain 4. Advisory vote to approve our executive compensation. 5. Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2020. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 5 4 9 8 8 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 0379VA MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 1, 2, 4 and 5. Annual Meeting Proxy Card1234 5678 9012 345

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of Annual Meeting of Stockholders 6950 S. Potomac Street, Suite 300 Centennial, Colorado 80112 Proxy Solicited by Board of Directors for Annual Meeting — April 28, 2020 Christopher M. Jones and Terence J. Cryan, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Westwater Resources, Inc. to be held on April 28, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder when properly executed. If no such directions are indicated, shares represented by this proxy will be voted FOR each of the nominees listed in Proposal 3 and FOR Proposals 1, 2, 4 and 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Change of Address — Please print new address below. + C Non-Voting Items Proxy — Westwater Resources, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/WWR